Exhibit 2.1
Execution Copy

AGREEMENT AND PLAN OF MERGER by and among KRATOS DEFENSE & SECURITY SOLUTIONS, INC., KRATOS HOLDINGS U K LIMITED, KRATOS ACQUISITION LTD. and ORBIT TECHNOLOGIES LTD. Dated as of November 4, 2025

TABLE OF CONTENTS
Page
Section 1.1    The Merger.    1
Section 1.2    The Closing.    2
Section 1.3    Effective Time..    2
Section 1.4    Effects of the Merger.    2
Section 1.5    Articles of Association..    2
Section 1.6    Board of Directors; Officers.    2
ARTICLE II

EFFECT OF THE MERGER ON SHARE CAPITAL; EXCHANGE OF CERTIFICATES
Section 2.1    Effect on Securities.    3
Section 2.2    Company Options.    3
Section 2.3    Payment Procedures.    4
Section 2.4    Further Actions..    5
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1    Organization; Qualification.     5
Section 3.2    Capitalization; Subsidiaries.    6
Section 3.3    Authority Relative to Agreement.    8
Section 3.4    Vote Required.    9
Section 3.5    No Conflict; Required Filings and Consents.    9
Section 3.6    Company ISA Documents; Financial Statements    9
Section 3.7    Absence of Certain Changes or Events    11
Section 3.8    No Undisclosed Liabilities    11
Section 3.9    Litigation    11
Section 3.10    Permits; Compliance with Laws    11
Section 3.11    Information Supplied    12
Section 3.12    Employee Benefit Plans; Labor    12
Section 3.13    Taxes    16
Section 3.14    Material Contracts    21
Section 3.15    Intellectual Property and Information Technology    23
Section 3.16    Real and Personal Property    25
Section 3.17    Environmental    26
Section 3.18    Anti-Corruption Laws    26
Section 3.19    Insurance    27
Section 3.20    Export Controls and Import Laws    27
Section 3.21    Product Liability    27
Section 3.22    Transactions with Related Parties    28
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Section 3.23    Brokers    28
Section 3.24    Opinion of Financial Advisors    28
Section 3.25    Privacy; Data Protection    28
Section 3.26    Conflict Minerals.    29
Section 3.27    Anti-Money Laundering.    29
Section 3.28    Sanctions.    29
Section 3.29    No Other Representations or Warranties    30
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB
Section 4.1    Organization; Qualification    30
Section 4.2    Capitalization    30
Section 4.3    Authority Relative to Agreement    30
Section 4.4    No Vote Required    31
Section 4.5    Information Supplied    31
Section 4.6    No Conflict; Required Filings and Consents    31
Section 4.7    Brokers    32
Section 4.8    Share Ownership    32
Section 4.9    Operations of Merger Sub    32
Section 4.10    No Financing    32
Section 4.11    No Other Representations or Warranties    32
ARTICLE V

COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business by the Company Pending the Merger    33
Section 5.2    Preparation of Proxy Statement; Company Shareholders’ Meeting    36
Section 5.3    Merger Proposal; Certificate of Merger    38
Section 5.4    Appropriate Action; Consents; Filings    39
Section 5.5    Insurance; Access to Information; Confidentiality    41
Section 5.6    No Solicitation by the Company    41
Section 5.7    Directors’ and Officers’ Indemnification and Insurance    44
Section 5.8    Public Disclosure    46
Section 5.9    Employee Benefits; Labor    46
Section 5.10    Merger Sub    47
Section 5.11    Certain Tax Matters    47
Section 5.12    TASE Delisting    48
Section 5.13    Takeover Laws    48
Section 5.14    Resignations    48
Section 5.15    Certain Litigation.    48
Section 5.16    Fulfillment of Conditions.    49
Section 5.17    Disclosure of Certain Matters    49
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Section 5.18    Updates to Specified Financial Information.    49
ARTICLE VI

CONDITIONS TO THE MERGER
Section 6.1    Conditions to the Obligations of Each Party    49
Section 6.2    Conditions to Obligations of Parent, Buyer and Merger Sub to Effect the Merger    50
Section 6.3    Conditions to Obligation of the Company to Effect the Merger    51
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination    51
Section 7.2    Effect of Termination    52
Section 7.3    Termination Fee    53
Section 7.4    Amendment    54
Section 7.5    Extension; Waiver    54
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1    Non-Survival    54
Section 8.2    Expenses    54
Section 8.3    Notices    54
Section 8.4    Interpretation; Certain Definitions    55
Section 8.5    Severability    56
Section 8.6    Assignment    56
Section 8.7    Entire Agreement    56
Section 8.8    No Third-Party Beneficiaries    56
Section 8.9    Governing Law    56
Section 8.10    Specific Performance    57
Section 8.11    Consent to Arbitration    57
Section 8.12    Counterparts    57
Section 8.13    Certificates    58

APPENDICES
Appendix A        Definitions
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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 4, 2025, is made by and among Kratos Defense & Security Solutions, Inc, a Delaware corporation (“Parent”), Kratos U K Holdings Limited, a private limited company incorporated under the laws of England and Wales (“Buyer”), Kratos Acquisition Ltd., a company organized under the laws of the State of Israel and a direct wholly owned Subsidiary of Buyer (“Merger Sub”), and Orbit Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”). Defined terms used in this Agreement have the respective meanings ascribed to them herein.
W I T N E S S E T H:
WHEREAS, the respective boards of directors of Parent (the “Parent Board”), Buyer (the “Buyer Board”), the Company (the “Company Board”) and Merger Sub (the “Merger Sub Board”) have approved, and Buyer, in its capacity as the sole shareholder of Merger Sub, has approved, and, in the case of the Company Board and the Merger Sub Board, declared advisable, fair to, and in the best interests of their respective shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, this Agreement and the transactions contemplated by this Agreement (the “Transactions”), including the merger of Merger Sub with and into the Company, with the Company surviving as a direct wholly owned Subsidiary of Buyer (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”);
WHEREAS, the Company Board has, subject to Section 5.6, resolved to recommend that the Company’s shareholders approve this Agreement and the Transactions, including the Merger;
WHEREAS, as a condition to the willingness of Parent, Buyer, and Merger Sub to enter into this Agreement and as an inducement in consideration therefor, concurrently with the execution and delivery of this Agreement, Parent and FIMI, the Company’s controlling shareholder, (the “Principal Company Shareholder”), are entering into a voting agreement pursuant to which the Principal Company Shareholder is agreeing, subject to the terms and conditions thereof, to, among other things, (a) vote its Company Ordinary Shares in favor of the approval of this Agreement and the Transactions, including the Merger, and (b) otherwise support this Agreement and the Transactions, including the Merger, all as set forth in such voting agreement; and
WHEREAS, each of Parent, Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, including the Merger, and to prescribe various conditions to the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Article I

        THE MERGER
Section 1.1The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger

(the “Surviving Company”) and shall (a) become a direct wholly owned Subsidiary of Buyer, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.
Section 1.2The Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Naschitz, Brandes, Amir & Co., 5 Tuval Street, Tel Aviv, Israel, at 9:00 a.m. (local time), on a date to be specified by the Company and Parent, but no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by action to be taken at the Closing, but subject to the satisfaction or (to the extent legally permitted) waiver by the party entitled to waive such conditions), unless another time, date or place is agreed to in writing by the Company and Parent (such date being hereinafter referred to as the “Closing Date”).
Section 1.3Effective Time. As soon as practicable after the determination of the Closing Date, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed Closing Date on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after notice that the Closing has occurred is served to the Companies Registrar, which the parties hereto shall deliver on the Closing Date. The Merger shall become effective at the date and time of the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Effective Time”).
Section 1.4Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Parent, Buyer, Merger Sub, the Company, any shareholder of the Company or any other Person, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (b) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, (c) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.
Section 1.5Articles of Association. The articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall, from and after the Effective Time, be the articles of association of the Surviving Company, until thereafter amended as provided by Law and such articles of association and, in each case, subject to Section 5.7.
Section 1.6Board of Directors; Officers. The members of the Merger Sub Board immediately prior to the Effective Time shall, from and after the Effective Time, be the members of the board of directors of the Surviving Company, and the individuals designated by Parent no later than five (5) days prior to the Closing Date or, if not so designated, the officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, be the officers of the Surviving Company, in each case to hold office in accordance with the articles of association of the Surviving Company until the earlier of their respective death, resignation or removal or until their respective successors are duly elected, designated and qualified.

Article II

    EFFECT OF THE MERGER ON SHARE CAPITAL; EXCHANGE OF CERTIFICATES
Section 2.1Effect on Securities.
(a)Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Buyer, Merger Sub, the holders of any securities of the Company or Merger Sub, or any other Person:
(i)Conversion of Company Securities. Each ordinary share, par value 1 New Israeli Shekel (NIS 1) per share, of the Company (each, a “Company Ordinary Share” and, collectively, the “Company Ordinary Shares”) issued and outstanding immediately prior to the Effective Time (other than the Company Ordinary Shares to be canceled pursuant to Section 2.1(a)(ii)) shall be converted into the right to receive from Buyer, in accordance with the terms of this Agreement, US $13.725 per share in cash (such amount of cash, the “Merger Consideration”), without interest, and subject to applicable Tax withholding (pursuant to the terms of Section 2.3 and Section 2.4); provided, that the Merger Consideration payable to each holder of Company Ordinary Shares pursuant to the terms of this Agreement shall be rounded up to the nearest whole penny (after aggregating all Company Ordinary Shares held by such holder). Each holder of Company Ordinary Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable to such Company Ordinary Shares. Buyer shall be registered as the sole owner of all Company Ordinary Shares in the Company’s share register, which shall be reflected in an updated share register and share certificate to be delivered to Buyer by the Company as promptly as possible following the Effective Time.
(ii)Cancellation of Treasury Shares (Dormant Shares) and Parent-Owned Company Ordinary Shares. Each Company Ordinary Share held by the Company as treasury shares (dormant shares) or held directly or indirectly by Parent, Buyer or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist and no Merger Consideration or any other consideration shall be delivered in exchange therefor.
(iii)Conversion of Merger Sub Share Capital. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall, automatically and without further action on the part of Parent, Buyer, Merger Sub, the Surviving Company, or any other Person, be canceled and cease to exist.
(b)Adjustment to the Merger Consideration. The Merger Consideration shall be equitably adjusted appropriately (provided that, in no event shall the aggregate Merger Consideration payable pursuant to this Agreement increase as a result of any of the following effects) to reflect the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Company Ordinary Shares), reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring, or with a record date, on or after the date hereof and prior to the Effective Time, and such adjustments to the Merger Consideration shall provide to the holders of Company Ordinary Shares the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 2.1(b) shall be construed to permit the Company to take any action that is otherwise prohibited or restricted under this Agreement.
Section 2.2Company Options.

(a)Treatment of Company Options. As of the Effective Time, each option to purchase Company Ordinary Shares (each, a “Company Option”), which, pursuant to its terms, is vested or unvested, unexpired and unexercised, shall be deemed to be fully vested and thereafter canceled without any action on the part of any holder thereof in consideration for the right of the holder of such Company Option to receive a lump sum cash payment (which shall be paid in accordance with Section 2.3), equal to the product of (i) the excess of (A) the Merger Consideration over (B) the exercise price per Ordinary Share with respect to such Company Option (converted to US$ based on the US$ to NIS representative exchange rate of the Bank of Israel published on the last Business Day prior to the Closing Date) (as such exercise price may be adjusted pursuant to the terms of the applicable Company Equity Plan in connection with any share split, reverse share split, share dividend, reclassification, combination, exchange of shares, or other similar changes with respect to Company Ordinary Shares), multiplied by (ii) the total number of Company Ordinary Shares underlying such Company Option (as such number of Company Ordinary Shares may be adjusted pursuant to the terms of the applicable Company Equity Plan in connection with any share split, reverse share split, share dividend, reclassification, combination, exchange of shares, or other similar changes with respect to Company Ordinary Shares) (the “Option Consideration”), less applicable Taxes required to be withheld with respect to such payment pursuant to the applicable Company Equity Plan, Section 2.3 and/or applicable Law; provided, that the Option Consideration payable to each holder of Company Options pursuant to the terms of this Agreement shall be rounded up to the nearest whole penny (after aggregating all Company Options held by such holder). From and after the Effective Time, such Company Options shall no longer be outstanding and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto or arising therefrom, except the right to receive the Option Consideration payable hereunder with respect to the applicable Company Options.
(b)Intentionally Omitted.
(c)Company Actions. Prior to the Effective Time, the Company Board or a committee thereof shall adopt applicable resolutions to give effect to the transactions contemplated by this Section 2.2.
(d)As of the Effective Time, each Company Equity Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the share capital of the Company or any of its Subsidiaries shall be cancelled.
Section 2.3Payment Procedures.
(a)On the Closing Date, Buyer shall deposit with the TASECH the aggregate Merger Consideration applicable to the Company Ordinary Shares registered in the name of the Registration Company immediately prior to the Effective Time (not including the (i) 151,544 Company Ordinary Shares which were held by the Company as treasury shares (dormant shares), (ii) 97,444 Company Ordinary Shares which were held by the Company’s Subsidiary, Orbit Communication Systems Ltd., as non-voting shares, and (iii) Company 102 Shares, in each case, immediately prior to the Effective Time with respect to which the Company shall provide to Buyer and TASECH the waiver letter required under the TASECH rules). Tax withholding from the aggregate Merger Consideration deposited with TASECH pursuant to this Section 2.3(a) shall not be made by Buyer but rather shall be made by each member of the TASECH with respect to the beneficial holders of such shares of Company Ordinary Shares held through such member. The Company and Buyer shall coordinate in advance with the TASECH regarding all the requisite procedures and timing for the implementation of the payment and tax withholding contemplated by this Section 2.3(a). Parent shall be liable together with Buyer (or any assignee thereof), on a joint and several basis, for any failure of Buyer (or any assignee thereof) to comply with its obligations pursuant to this Section 2.3.

(b)On the Closing Date, and subject to the receipt of an approved Options Tax Ruling and/or Interim Option Tax Ruling prior to or at the Closing Date, Buyer shall deposit with the 102 Trustee the Option Consideration payable to holders of Company 102 Shares, Company 102 Options and Company 3(i) Options (collectively, the “Specified Securities”). In such an event, Buyer shall make any required payment of Option Consideration in respect of the Specified Securities to the 102 Trustee, and the payment of the Option Consideration or Merger Consideration to each holder of such Specified Securities and the applicable tax withholding shall be made by the 102 Trustee. The Company and Buyer shall coordinate in advance with the 102 Trustee regarding the implementation of the payment of the Option Consideration and Merger Consideration and the withholding tax contemplated by this Section 2.3(b). If, however, such Options Tax Ruling and/or Interim Option Tax Ruling is not obtained prior to the Closing Date, Buyer shall make any required payment of Option Consideration in respect of the Specified Securities to the 102 Trustee concurrently with making any tax withholding required by applicable law, or shall proceed in accordance with any other procedural arrangement with respect to such withholding tax as shall be agreed among the Parties in advance.
(c)On the Closing Date, Buyer shall deposit with the Company the Merger Consideration with respect to the Record Shares (US$109.80 in total). The Company, on behalf of Buyer, shall (i) send via registered mail a check to each holder of the Record Shares (in accordance with the details provided by such holders to the Company) and (ii) make the applicable tax withholding. Further, on the Closing Date, Buyer shall deposit with the Company the Option Consideration with respect to options held by three USA resident employees of the United States Subsidiary. The Company, on behalf of Buyer, shall ensure that such amount is paid by such United States Subsidiary to these employees and that the applicable withholding tax is paid out of such amount, to the extent required.
(d)Notwithstanding the foregoing, but subject to the provisions of the Options Tax Ruling and/or Interim Option Tax Ruling if obtained prior to the Closing Date, Parent and Buyer shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person (but excluding any amounts deposited with the TASECH, in accordance with Section 2.3(a) above) as Parent, Buyer and any other applicable payor in accordance with their terms herewith determine that it is required to be deducted and withheld with respect to the making of such payment under the Ordinance or any provision of applicable Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 2.4Further Actions. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Buyer with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Buyer shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Company and otherwise) to take such action.
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company Disclosure Letter delivered to Parent, Buyer and Merger Sub concurrent with the execution and delivery of this Agreement (provided that disclosure in any section of such Company Disclosure Letter shall apply to the corresponding section of Article III and such other sections of Article III to the extent that it is reasonably apparent that such disclosure applies to such other section of Article III), the Company hereby represents and warrants to Parent, Buyer and Merger Sub as follows:

Section 3.1Organization; Qualification. Each of the Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable. Each of the Company and each of its Subsidiaries has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to have such power and authority (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger. An accurate and complete copy of the Company’s articles of association (the “Articles of Association”), in effect on the date of this Agreement, has been made available to Parent prior to the date of this Agreement. Such Articles of Association are currently in effect, and the Company is not in violation in any material respect of any of the provisions thereof.
Section 3.2Capitalization; Subsidiaries.
(a)
(a)As of the close of business on November 3, 2025 (the “Company Capitalization Date”), the authorized share capital of the Company consisted of 40,000,000 Company Ordinary Shares, 25,555,395 of which were issued and outstanding, and 151,544 of which were held by the Company as treasury shares (dormant shares) and 97,444 of which were held by its Subsidiary, Orbit Communication Systems Ltd., as non-voting shares. There are no classes of share capital of the Company other than Company Ordinary Shares and no authorized, issued or outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of share capital of the Company may vote. As of the close of business on the Company Capitalization Date, there were (i) 719,417 Company Ordinary Shares subject to outstanding Company Options, 338,953 of which were vested Company Options and 380,464 of which were unvested Company Options. From the close of business on the Company Capitalization Date through the date of this Agreement, there have been no issuances of (A) any Company Ordinary Shares or any other equity or voting securities or interests in the Company, or rights to acquire Company Ordinary Shares, or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Ordinary Shares, other than issuances of Company Ordinary Shares pursuant to the exercise, vesting or settlement, as applicable, of the Company Options outstanding as of the close of business on the Company Capitalization Date in accordance with the terms of such Company Options and the applicable Company Equity Plan or (B) any Company Options or any other equity or equity-based awards.
(b)All of the issued and outstanding Company Ordinary Shares have been, and all of the Company Ordinary Shares that may be issued pursuant to the Company Options, the Company Equity Plans or the Company Benefit Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive or similar rights. The Company has not violated any (and has fully complied with all) applicable securities Laws in connection with the offer, sale or issuance of any of its Company Ordinary Shares, Company Options, or any warrants or other rights to acquire Company Ordinary Shares or other capital stock. There are no accrued but unpaid dividends payable by the Company on any capital stock of the Company. Each Company Equity Plan was validly approved by the Company Board and by Company’s shareholders.
(c)As of the date of this Agreement, other than (i) as set forth in Section 3.2(a), or (ii) with respect to any Subsidiary of the Company, any Contract among or between the Company or any of its Subsidiaries or among or between any Subsidiaries of the Company, there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other securities or rights, convertible securities, agreements, arrangements or commitments of any kind obligating the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating the Company to grant, extend or enter into such options, warrants, calls, preemptive, subscriptions or other securities or rights, convertible securities, agreements, arrangements or commitments, (B) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any share capital or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any share capital or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, (C) shareholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is party either (1) restricting the transfer of the share capital or other equity or voting interests of the Company or any of its Subsidiaries or (2) affecting the voting rights of share capital or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries, or (D) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” shares, profit-participation or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case pursuant to which any Person is entitled to receive any payment from the Company based, in whole or in part, on the value of any share capital or other equity or voting securities or other equity interests of the Company or any of its Subsidiaries.
(d)Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of all outstanding Company Options, the name of the holder thereof, the residence of such holder, the grant date, the name of Company Equity Plan under which the Company Option was issued, the number of Company Ordinary Shares issuable thereunder, the exercise price, whether the Company Option is a vested Company Option or an unvested Company Option, the vesting schedule, the term and expiration date of each Company Option, and whether such Company Option is a Company 102 Option, a Company Option that was granted and is subject to Tax pursuant to Section 3(i) of the Israeli Income Tax Ordinance or a Company Option that is subject to foreign Tax Laws. All Company Options intended to qualify under the capital gains track set forth in Section 102(b)(2) of the Ordinance and/or presented to the recipient of such Company Options as intending to so qualify have been granted in accordance with and comply in all respects with the requirements of Section 102 of the Ordinance and the rules and regulations promulgated thereunder and qualify for treatment under the capital gains track thereunder and applicable laws, including having been deposited with the 102 Trustee in a timely manner, in compliance with the provisions of Section 102 of the Ordinance and the guidance of the ITA published by the ITA on July 24, 2012, and clarification dated November 6, 2012. The Company does not have any liability in respect of any Company Option that was granted with a per share exercise price that was less than the fair market value of a Company Ordinary Share on the applicable grant date. The Company has not granted any Company Options that are subject to the provisions of Section 409A of the Code or which could cause the imposition of additional Taxes under Code Section 409A.

(e)Other than as set forth on Section 3.2(e) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens), and all company, partnership, corporate or similar ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(e) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization and the percentage holdings of all issued and outstanding equity securities of its respective shareholders.
(f)All of the outstanding share capital of, or other equity or voting interest in, each Subsidiary (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such share stock or other equity or voting interest) that would prevent the operation by the Surviving Company of such Subsidiary’s business as presently conducted.
(g)Each Company Option or other award issued under a Company Equity Plan or Company Benefit Plan (i) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the applicable Company Equity Plan or Company Benefit Plan, (ii) has an exercise price per Company Ordinary Share equal to or greater than the fair market value of a Company Ordinary Share on the date of grant, and (iii) has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Company Option or if later, the effective date of such grant deemed by the Company Board or the Company’s compensation committee.
Section 3.3Authority Relative to Agreement.
(a)The Company has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and, subject to obtaining the Company Shareholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions have been duly and validly authorized by the Company, and (except for (i) the receipt of the Company Shareholder Approval and (ii) the filing and recordation of appropriate merger documents as required by the ICL) no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b)The Company Board has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company’s shareholders and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article IV), no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors as a result of the Merger; (ii) approved this Agreement and the Transactions, including the Merger; (iii) made the Company Recommendation; provided that any change, modification or rescission of such Company Recommendation by the Company Board in accordance with this Agreement shall not be a breach of the representation in this Section 3.3(b)(iii); and (iv) directed that this Agreement be submitted to the holders of Company Ordinary Shares for their approval. As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.
Section 3.4Vote Required. Assuming the accuracy of Parent’s, Buyer’s and Merger Sub’s representations and warranties herein, the approval of this Agreement and the Transactions, including the Merger, by the affirmative vote of the holders of at least a majority of the outstanding Company Ordinary Shares voted (in person, by proxy or by voting card) on such matter (excluding (i) any absentee votes, (ii) Ordinary Shares held by the Company as treasury shares (dormant shares) or by Orbit Communication Systems Ltd. and (iii) Company Ordinary Shares held by Parent or Buyer or deemed to be held by Parent or Buyer pursuant to the ICL) at the Company Shareholders’ Meeting (such approval, the “Company Shareholder Approval”) is the only vote of holders of securities of the Company that is required in connection with the consummation by the Company of the Transactions, including the Merger.
Section 3.5No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions will (i) violate any provision of the Company’s Articles of Association or the articles of association (or equivalent organizational documents) of any Subsidiary of the Company, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 3.5(b) have been obtained or made and the Company Shareholder Approval has been received, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration (other than pursuant to any Company Benefit Plan) or cancellation of or require an additional payment to or the Consent of any third party pursuant to any of the terms or provisions of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, other than, in the case of clause (i) with respect to the articles of association (or equivalent organizational documents) of any Subsidiary of the Company, clause (ii) and clause (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger.
(b)No consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) applicable requirements of and filings under the ISL or any other similar Laws, (ii) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (iii) compliance with, and filings or notifications required under, the applicable rules and regulations of the TASE, (iv) such other items required solely by reason of the participation or identity of Parent, Buyer or any of their respective Subsidiaries (as opposed to any third party) in the Transactions, (v) compliance with and filings or notifications under any applicable Israeli, United States or other foreign competition, antitrust, merger control or investment Laws (“Antitrust Laws”), (vi) the notices and approvals set forth in Section 3.5(b) of the Company Disclosure Letter, and (viii) such other Consents, registrations, declarations, filings or notices that relate to Company Material Contracts as set forth in Schedule 3.5(b) of the Company Disclosure Letter.

Section 3.6Company ISA Documents; Financial Statements.
(a)Since December 31, 2023, the Company has timely filed with (or furnished to) the ISA all forms, reports, schedules, statements, exhibits and other documents required by it to be filed (or furnished) under the ISL (collectively, the “Company ISA Documents”). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company ISA Document complied in all material respects with the applicable requirements of the ISL and TASE. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company ISA Document filed pursuant to the ISL did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company ISA Documents is the subject of ongoing TASE or ISA review or investigation.
(b)All of the consolidated financial statements of the Company included in the Company ISA Documents (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the ISA with respect thereto, (ii) have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except as may be permitted by the ISA or IFRS or under the ISL) and (iii) fairly present in all material respects the financial position, the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).
(c)The Company is in compliance in all material respects with the applicable provisions of the ISL and the applicable listing and governance rules and regulations of the TASE. During the three year period preceding the date of this Agreement, the Company has been in full compliance with all applicable filing obligations, including but not limited to the rules and regulations of the TASE and the applicable provisions of the ISL including, without limitation, the timely submission of all required reports, disclosures, and filings, and adherence to all other obligations imposed by such laws and regulations.
(d)The Company has maintained and continues to maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with IFRS.
(e)To the Knowledge of the Company, as of the date of this Agreement, there are no ISA or TASE inquiries or investigations or other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened in writing, in each case, regarding any accounting practices of the Company or any of its Subsidiaries.
(f)No later than two Business Days prior to the date of this Agreement, the Company has delivered to Parent (i) written evidence, in form and substance reasonably acceptable to Parent, setting forth in reasonable detail the aggregate unrestricted cash balance of the Company and its Subsidiaries held in deposit accounts as of such date, (ii) the Company’s good faith written estimate of all Transaction Expenses already incurred or expected to be incurred by the Company or any of its Affiliates following such date, (iii) a written forecast, in form and substance reasonably acceptable to Parent, of the contemplated development of the cash balance of the Company and its Subsidiaries until January 31, 2026 (the “Forecast”), and (iv) the Company’s balance sheet as of the most recently available calendar month end (not audited or reviewed by external auditor) (the “Monthly Balance Sheet”). The Forecast was prepared by the Company based on substantiated information, and the Company believes that the Forecast is realistic and reasonable. The information delivered to Parent pursuant to this Section 3.6(f) (including the Forecast and the Monthly Balance Sheet) is referred to herein as the “Specified Financial Information”.
Section 3.7Absence of Certain Changes or Events.
(a)Since December 31, 2024 through the date of this Agreement, except in connection with the Transactions, the business of the Company and its Subsidiaries taken as a whole has been conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice.
(b)Since December 31, 2024, there has not occurred any event, occurrence, effect, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company has not distributed nor declared any dividend or other similar distribution.
Section 3.8No Undisclosed Liabilities. Except for liabilities or obligations (a) as reflected, disclosed or reserved against in the Company’s balance sheets (or the notes thereto) included in the Company ISA Documents and publicly available prior to the date hereof, (b) incurred in the ordinary course of business since January 1, 2025, (c) incurred in connection with the Transactions or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise that are required to be reflected on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with IFRS.
Section 3.9Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries or against any officer or director of the Company or any of its Subsidiaries (in each case, in their capacity as an officer or director of the Company or such Subsidiary), and neither the Company nor any of its Subsidiaries is subject to a continuing Order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger. To the Knowledge of the Company, as of the date of the Agreement, neither the Company, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Proceeding involving a claim or violation of or liability under the securities Laws of any Governmental Authority or a claim of breach of fiduciary duty.
Section 3.10Permits; Compliance with Laws.
(a)(i) The Company and its Subsidiaries are in possession of all material franchises, grants, licenses, permits, easements, exemptions, consents, certificates, approvals, registrations and other authorizations necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all applicable Laws (the “Company Permits”), (ii) all such Company Permits are in full force and effect and (iii) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the Knowledge of the Company, threatened in writing, in the case of clause (iii) only, except where the suspension, cancellation, withdrawal or revocation thereof has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company and its Subsidiaries have been and are in compliance, in all material respects, with (i) all applicable Laws and (ii) all Company Permits.

(c)Since December 31, 2024, through the date of this Agreement, none of the Company or any of its Subsidiaries or any of their respective directors or officers, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any applicable Laws or Company Permits, except where any failure to be in such compliance (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger.
(d)Neither the execution and delivery of this Agreement, the Transaction Documents or any of the other documents contemplated hereby or thereby nor the consummation of the Transactions or compliance by the Company and its Subsidiaries with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Company Permit applicable to the business of the Company and its Subsidiaries.
Section 3.11Information Supplied. None of the information included or incorporated in the notice of the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) will, at the date it, or any amendment or supplement to it, is mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided that no representation or warranty is made by the Company in this Section 3.11 regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries, including Buyer and Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries (including Buyer and Merger Sub) for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the ICL and other applicable Law.
Section 3.12Employee Benefit Plans; Labor.
(a)Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Company Benefit Plan that is material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent with respect to each Company Benefit Plan that is required to be listed on Section 3.12(a) of the Company Disclosure Letter (in each case to the extent applicable): (i) a copy of the Company Benefit Plan document, including all currently effective amendments thereto, and in the case of an unwritten Company Benefit Plan, a written description thereof; (ii) the most recent summary plan description and all currently effective summaries of material modifications with respect to the Company Benefit Plan; (iii) the current trust agreement, insurance contract or any other document relating to the funding or payment of benefits; (iv) all material correspondence to or from any Governmental Authority relating to any Company Benefit Plan including any applications or filings under any amnesty or voluntary correction program; (v) all discrimination tests for each Company Benefit Plan for the three (3) most recent plan years; (vi) the three most recently filed Form 5500 annual reports (including attached schedules); and (vii) the most recent determination or opinion letter for each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code.
(b)Each of the Company Benefit Plans applicable to the United States Subsidiary has been established, adopted, operated, maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code and (ii) all payments and contributions required to be made under the terms of any Company Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies. Each Company Benefit Plan applicable to the United States Subsidiary that is intended to meet the requirements of a “tax-qualified plan” under Section 401(a) of the Code has received a favorable determination letter or may rely on a prototype opinion letter to the effect that such Company Benefit Plan meets the requirements of Section 401(a) of the Code, and no events have occurred nor conditions or circumstances exist that would reasonably be expected to adversely affect such tax-qualified status. No event has occurred nor conditions or circumstances exist that would reasonably be expected to subject the Company, its ERISA Affiliates or Subsidiaries, the Company Benefit Plans or their related trusts to any material Tax, penalty, Lien, sanction, fine or other liability imposed by ERISA, the Code or any other Law applicable to the Company Benefit Plans.
(c)Except as expressly provided in this Agreement neither the execution or delivery by the Company of this Agreement nor the consummation of the Transactions, will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee or other service provider of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee or other service provider, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in the payment of any amount or benefit to any such employee or other Person under a Company Benefit Plan or otherwise that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or cause the imposition of an excise tax on such employee or person under Section 4999 of the Code or the loss of an income tax deduction under Code Section 280G.
(d)As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing Proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Benefit Plan or Company Equity Plan, by any employee or beneficiary covered under such Company Benefit Plan or Company Equity Plan, as applicable, or otherwise involving such Company Benefit Plan or Company Equity Plan. No Company Benefit Plan applicable to the United States Subsidiary is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, and is required to contribute to, or has previously sponsored, maintained, contributed to or been required to contribute to, or has any liability or obligation (contingent or otherwise) with respect to, a plan that is or was (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA. No Company Benefit Plans applicable to the United States Subsidiary, and neither the Company nor any of its ERISA Affiliates, promise or provide retiree health or welfare insurance benefits to any current or former officer, director, employee or independent contractor of the Company or any of its ERISA Affiliates, or any of their eligible beneficiaries or dependents, except as may be required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any similar Law requiring group health plan continuation coverage and at the recipient’s sole premium expense.
(e)As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to any Labor Agreement, (ii) no such Labor Agreement is presently being negotiated, (iii) there are no Labor Organization organizing activities or representation campaigns pending or, to the Knowledge of the Company, threatened in writing by or with respect to any of the employees or other service providers of the Company or any of its Subsidiaries, and (iv) for the past five years, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting the Company or its Subsidiaries. The

Company and its Subsidiaries are not subject to any legal or contractual requirement to provide notice to, enter into any consultation procedure with or seek or obtain the approval of, any Labor Organization in connection with the execution of this Agreement or the Transactions. Neither the Company nor any Subsidiary is responsible for any dues to the Histadrut Labor Organization, the Manufacturers’ Association or any similar organization, or participates in or is required to participate in the expenses of any workers committee (Va’ad Ovdim).
(f)The Company and its Subsidiaries are, and have been, in compliance, in all material respects, with all applicable Laws respecting or relating to recruitment, employment, labor and employment practices, and agency and other workers, including but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, classification as exempt from overtime pay requirements, classification as an independent contractor, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, overtime, prevailing wages, equal pay, pay transparency, meal periods and rest breaks, harassment, retaliation, background checks, privacy, employee trainings and notices, drug testing, recordkeeping, paid sick leave, leaves of absence, collective bargaining, restrictive covenants and unemployment insurance. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to provident fund, social security or other benefits or obligations for employees (other than routine payments made in the ordinary course of business consistent with past practice).
(g)Except as set forth in Section 3.12(g) of the Company Disclosure Letter, solely with respect to employees or other service providers who reside or work in Israel or to whom Israeli Law applies (“Israeli Employees”) and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole: (i) the Company’s or any applicable Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Severance Pay Law-1963 (with respect to the period from commencement date of employment to the present and on the basis of “entire salary,” as defined under such Law), vacation pursuant to the Israeli Annual Leave Law-1951, and contributions to any funds, including all pension arrangements, and any personal employment agreement or any other binding source, have been satisfied in all material respects or have been fully funded by contributions to appropriate funds or if not required to be fully funded are fully accrued on the relevant consolidated financial statements in accordance with IFRS; and (ii) the Company and the Subsidiaries are in compliance, in all material respects, with all applicable Law, regulations, permits and Contracts relating to employment, wages and other compensation matters and terms and conditions of employment related to the Israeli Employees, including The Advance Notice of Discharge and Resignation Law, (5761-2001), The Notice to Employee (Terms of Employment) Law (5762-2002), The Prevention of Sexual Harassment Law (5758-1998), the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, Law for Increased Enforcement of Labor Laws, 2011, Foreign Employees Law-1991, and The Employment of Employee by Manpower Contractors Law (5756-1996). Except as required by Law or as set forth in the Company Benefit Plans listed on Section 3.12(g) of the Company Disclosure Letter, the employment of each of the Israeli Employees of the Company and the Subsidiaries is terminable by the Company (or by the relevant Subsidiary) with no more than 30 days prior written notice. To the Knowledge of the Company, the Company and its Subsidiaries have not engaged any Israeli Employees whose employment would require special licenses, permits or approvals from any Governmental Authority. No Israeli Employee is on a statutory or non-statutory leave of absence or has given notice of his or her intention to go on a leave of absence. To the Company’s Knowledge, the termination of the employment of no Israeli Employee is prohibited or requires a special permit under applicable Laws as a result of his or personal or leave status on the date hereof or otherwise. The Company and its Subsidiaries do not employ or otherwise engage minors in Israel. The Company and its Subsidiaries do not employ or otherwise engage students, interns or foreign employees in Israel, in each case, unless appropriate visas, work permits, and/or waivers are obtained prior to employment or engagement. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Subsidiary, (A) all amounts that the Company and the Subsidiaries are legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Ordinance and Israeli National Insurance Law, 1953, or otherwise have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice); and (B) the Company and its Subsidiaries do not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due). Except as set forth in Section 3.12(g) of the Company Disclosure Letter, there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to such Israeli Employee’s entitlement pursuant to applicable Law or under the terms of such Israeli Employee’s employment agreement, including without limitation unwritten customs or practices concerning bonuses, extra time off, or other payments, benefits or entitlements, whether during the course of employment or upon termination of employment or otherwise.
(h)All individuals who are or were performing consulting or other services for the Company or its Subsidiaries are or were correctly classified under all applicable Laws by the Company or such Subsidiary as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees”, as the case may be, and neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority or other Person disputing such classification. All individuals who are or were classified as “employees” of the Company or any Subsidiary of the Company are or were correctly classified under all applicable Laws by the Company or such Subsidiary, as exempt or non-exempt, as the case may be. All Israeli Employees who are employees and whose employment agreements state that they are not subject to the Hours of Work and Rest Law, 1951, and accordingly are ineligible for overtime payments, are correctly classified as such.
(i)There are no outstanding loans or advances from the Company or its Subsidiaries to employees of the Company or its Subsidiaries. There are no sums owing to any current or former employee, officer, director, or other service provider of the Company or its Subsidiaries other than for reimbursement of expenses, social payments and wages (or, with respect to non-employee service providers, fees) for the current salary (or, with respect to non-employee service providers, fees) period and holiday pay for the current holiday year, if applicable.
(j)There is not now, and in the past three (3) years there have been no, employment-related Proceedings, actions, suits, complaints, charges, claims, demands, grievances, investigations or audits filed with or initiated by any Governmental Authority involving any employee or independent contractor of the Company or its Subsidiaries, including claims relating to alleged wage and hour violations, classification violations, discrimination, harassment or retaliation complaints, wrongful discharge or other alleged unlawful employment practices. Neither the Company nor any of its Subsidiaries have been subject to any allegations by an employee or independent contractor of sexual harassment, sexual abuse or sexual misconduct.
(k)Section 3.12(k) of the Company Disclosure Letter sets forth a list of all current employees resident or working in the United States of America (“U.S. Employees”), indicating for each such employee: (i) job title; (ii) FLSA classification (exempt/non-exempt); (iii) state of residence; (iv) salary or hourly rate; (v) other compensation including bonus, commission or incentives; (vi) date of hire; and (vii) current accrued but unused paid time off or vacation time.

The Company and its Subsidiaries maintain complete and accurate Form I-9s for all current U.S. Employees. Neither the Company nor any of its Subsidiaries has received a “no match” letter from the United States Social Security Administration concerning any current or former employee. No current U.S. Employee is on a visa sponsored by the Company or any of its Subsidiaries that requires continued sponsorship. To the Knowledge of the Company, no U.S. Employee or independent contractor is in violation of any restrictive covenant between such U.S. Employee or independent contractor and any prior employer, and, to the Knowledge of the Company, no U.S. Employee or independent contractor is in violation of any restrictive covenant between such U.S. Employee or independent contractor and the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has entered into any agreement or understanding restricting its ability to terminate the employment of any U.S. Employee or the services of any independent contractor at any time without penalty or liability. As of the date hereof, to the Company’s Knowledge, no key U.S. Employee intends to terminate employment with the Company or its Subsidiaries.
(l)Section 3.12(l) of the Company Disclosure Letter sets forth a list of all current independent contractors resident or working in the United States of America (“U.S. Independent Contractors”), indicating for each U.S. Independent Contractor: (i) name; (ii) a description of work being performed; (iii) compensation rate; (iv) duration of retention, including start and end dates; and (v) location where services are performed.
(m)No plant closing, mass layoff or other event as defined by the United States federal Worker Adjustment and Retraining Notification Act or similar state or local law (“WARN Act”) with respect to any U.S. Employees has occurred. Neither the Company nor its Subsidiaries has issued any notification of any event required by the WARN Act or incurred any liability or obligation under the WARN Act that remains unsatisfied.
(n)No executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Transactions or within 60 days following the Closing Date.
Section 3.13Taxes.
(a)The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all Taxes due and owing (whether or not shown on such Tax Returns), except with respect to Taxes contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with IFRS. The Company and each of its Subsidiaries have delivered to Parent accurate and complete copies of all Tax Returns in connection with the determination, assessment or collection of any Tax attributable to Company and each of its Subsidiaries or their income, assets and operations filed with respect to tax periods for which the statute of limitations has not yet expired.
(b)(i) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of their most recent consolidated financial statements included in the Company ISA Documents prior to the date of this Agreement, exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in such consolidated financial statements and (ii) since the date of such financial statements, none of the Company or any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)(i)  There are no pending, threatened in writing, or ongoing audits, examinations, investigations or other Proceedings by any Governmental Authority in respect of Taxes of the Company or any of its Subsidiaries, (ii) no deficiency for Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn, or which are being contested in good faith by appropriate Proceedings and for which adequate reserves or accruals have been established (as of the date of this Agreement and as of the Closing) in accordance with IFRS, (iii) none of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency and (iv) no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be liable for any amount of Taxes in such jurisdiction or may be subject to Tax reporting requirements in such jurisdiction (including filing any Return), nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is not and has never (i) been treated for any Tax purpose as resident in a country other than its country of incorporation; (ii) had any trade or business, branch, agency or permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its incorporation and is not considered to be a branch, agency, or permanent establishment of an entity resident in a country other than the country of its incorporation; or (iii) otherwise become subjected to any Tax or any Tax reporting (including filing any Return) in a country other than the country of its incorporation.
(d)All Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all respects from payments made to its respective employees, independent contractors, creditors, shareholders or other third parties and, have been timely paid to the proper Governmental Authority or other Person or properly set aside in accounts for this purpose. The Company and each of its Subsidiaries have complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party under any applicable Tax Law. The Company and each of its Subsidiaries are in compliance with, and their records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all applicable Tax Laws and each has maintained, and still maintains, all required records with respect thereto in all respects.
(e)None of the Company or any of its Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Subsidiaries or to the extent it is entitled to do so under the provision of the Israeli Value Added Tax Law, 1975), and none of the Company or any of its Subsidiaries has any liability for Taxes of any other Person (other than Taxes of the Company or any Subsidiary), as a transferee or successor, by Contract or otherwise.
(f)None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or customary Tax indemnification provisions in commercial Contracts entered into in the ordinary course of business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability or obligations to the Company or its Subsidiaries.
(g)There are no Liens for a material amount of Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(h)None of the Company or any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” that is required to be reported to any

Tax Authority pursuant to Section 131(g) of the Ordinance and the Income Tax Regulations (Reportable Tax Planning), 2006 promulgated thereunder, or any similar provision under any other local or foreign Tax Law (including for the avoidance of doubt Section 6707A of the Code and U.S. Treasury Regulations Section 1.6011-4(b)). None of the Company or any of its Subsidiaries has (i) ever taken a Tax position that is subject to reporting under Section 131E of the Israeli Tax Ordinance or similar provisions under the Israel Value Added Tax law of 1975 or (ii) ever obtained a legal or tax opinion that is subject to reporting under Section 131D of the Israeli Tax Ordinance. Each of the Company and its Subsidiaries has disclosed on its respective Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of material penalties under any provisions of applicable Tax Law.
(i)Neither the Company nor any Subsidiary thereof is or has ever been a real estate corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963.
(j)The Company and its Israeli Company Subsidiaries are duly registered for the purposes of Israeli value added tax (“VAT”), and the Company and each of the Company Subsidiaries has complied in all respects with all requirements concerning Israeli VAT and non-Israeli VAT. The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Taxing Authority all output VAT which they are required to collect and remit under any Applicable Law and (iii) have not received a refund for input VAT for which they are not entitled under any Law. No other non-Israeli Subsidiaries are required to effect Israeli VAT registration. None of the Company’s non-Israeli resident Subsidiaries has ever been, and currently is not, required to effect Israeli VAT registration.
(k)The Company and each Subsidiary is and has been in compliance in all respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices and terms for the provision of any loan, property or services provided by or to the Company by or to any Subsidiary are at arm’s length and comply in all respects with applicable transfer pricing Laws in all relevant jurisdictions. The Company and the Subsidiaries comply, and have always been compliant in all respects, with the requirements of Section 85A of the Ordinance, the applicable provisions of the Code, including, without limitation, Section 482, and the regulations promulgated thereunder.
(l)The Company has made available to Parent any Tax exemption, Tax holiday, or other Tax reduction agreement or Order, applied for or received by the Company or any Company Subsidiary in connection with Israeli Taxes, or other applicable Taxes as the case may be (“Tax Incentives”), including any confirmation by the Investment Center of “Approved Enterprise” or “Benefitted Enterprise” or "Preferred Technological Enterprise" status, and has been in compliance in all respects with requirements under applicable Law and, if applicable, any ruling with respect to such exemption, holiday or other reduction agreement or Order. Furthermore, the Company and its Israeli Subsidiaries have not received any grants from the IIA or otherwise under the Law for the Encouragement of Industrial Research and Development, 1984 but for those which are specified in the Disclosure Letter; and there are no royalties, fees, repayments or other amounts due or payable by the Company or its Israeli Subsidiaries to any Governmental Authority with respect to any of the foregoing but for those specified in the Disclosure Letter. No prior approval of the Israel Investment Center, or any other Governmental Authority, is required in order to consummate the Transactions, or to preserve entitlement of the Company or any of its Israeli Subsidiaries to any such incentive subsidy or benefit but for those specified in the Disclosure Letter. The Company and its Subsidiaries are in compliance in all respects with the terms and conditions of any such Tax Incentive, and the consummation of the Transactions will not have any adverse impact on the continued validity and effectiveness of any such Tax Incentive. No claim or challenge has been made by any Governmental Authority with respect to the entitlement of the Company or its Subsidiaries to any Tax Incentive. Parent and its Affiliates will not be liable to any Governmental Authority after the Closing for any amounts benefiting the Company or its Subsidiaries before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualified therefrom). Without limiting the foregoing, neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or other applicable Law, (ii) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act (as amended by the Consolidated Appropriations Act, 2021), (iii) deferred the employee-portion of any payroll Taxes under the Payroll Tax Executive Order, or similar legislation, orders or guidance, (iv) borrowed or otherwise received any loans or funds in connection with the Paycheck Protection Program pursuant to Section 11.02 and Section 11.06 of the CARES Act or similar legislation, or (v) extended any of the foregoing benefits under the American Rescue Plan Act of 2021.
(m)All Tax rulings, opinions, correspondence, and filing with the ITA relating to each Company equity incentive plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) or 102(b)(3) of the Ordinance have been made available to the Parent.
(n)No shares of the Company were issued to any employee of the Company or any of the Company Subsidiaries or have at any time been subject to “reverse vesting” or a repurchase option (or any similar arrangement) in favor of the Company or any of the Company Subsidiaries, nor have any shares of the Company been issued to any Person which are the result of the conversion of any convertible instrument or are held for the benefit of any beneficiary by a third party (such as a trustee nominee or otherwise, other than the Section 102 Trustee).
(o)Neither the Company nor any of the Subsidiaries has received any letter ruling or any other Tax ruling from any Governmental Authority expect for those specified in the Disclosure Letter, and no request for such a ruling is currently pending. Neither the Company nor its Subsidiaries has entered into any agreement or other arrangement with any Governmental Authority that requires it to take any action or to refrain from taking any action relating to Taxes.
(p)None of the non-Israeli Subsidiaries is a controlled foreign corporation within the meaning of Section 75B of the Ordinance, nor has the Company ever held any interest in such corporation.
(q)The Company has made available to Parent: (i) accurate and complete copies of all Tax Returns of the Company and its Subsidiaries relating to taxable periods for which the statute of limitations has not yet expired; (ii) any audit report issued by a Governmental Authority within the prior five years relating to any Taxes due from or with respect to the Company or its Subsidiaries; (iii) copies of all examination reports, statements of deficiencies assessed against or agreed to by each of the Company and its Subsidiaries and (c) copies of all Tax opinions and legal memoranda, audit reports, letter rulings and similar documents relating to the Company and its Subsidiaries, including any Tax ruling obtained from the ITA. No election has been made with respect to Taxes of the Company or its Subsidiaries in any Tax Return that has not been made available to Parent.
(r)None of the Company or its Subsidiaries or Parent or its Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) commencing after the Closing Date or ending after the Closing Date as a result of any: (i) change in method of accounting as a result of this Agreement or made on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; and (iii) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.
(s)The Company and its Subsidiaries have not been a party to any joint venture, partnership or other agreement that would be treated as a partnership for Tax purposes.
(t)No power of attorney with respect to Taxes has been granted with respect to the Company or its Subsidiaries which remains in effect, except for the powers of attorney required for the consummation of the transactions under this Agreement.
(u)None of the Company or its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 of the Ordinance.
(v)All books and records which each of the Company and its Subsidiaries are required to keep for Tax purposes (including all documents and records likely to be needed to defend any challenge by any Governmental Authority) have been duly kept in accordance with applicable Law and are available for inspection at their premises.
(w)No individual engaged by the Company or its Subsidiaries as a non-Employee (such as a contractor) has been considered as an employee of the Company or its Subsidiaries by an applicable Governmental Authority with respect to Taxes.
(x)No Transfer Tax will be imposed as a result of, or in connection with, the Transactions. The term “Transfer Tax” shall mean all transfer, documentary, sales, use, value added, goods and services, gross receipts, excise, recording, conveyance, stamp, registration and other similar taxes, charges or fees (including any penalties and interest).
(y)Neither the Company nor any of the Subsidiaries has distributed the stock of a corporation or had its stock or equity distributed by any Person in a transaction intended to qualify for tax-deferred treatment under Section 355 of the Code or Section 361 of the Code.
(z)Neither the Company nor any of the Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting (including adjustments pursuant to Section 481 of the Code) or use of the cash method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) inclusion under Code Section 965(a) or any election under Section 965(h) or Section 965(i) of the Code; or (iv) inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date.
(aa)Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 4999 of the Code.
(ab)All Company Benefit Plans which constitute a "non-qualified deferred compensation plan" within the meaning of Section 409A of the Code have at all times (i) complied with the documentation and form requirements of Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) and (ii) have been operated in compliance with Code Section 409A (and applicable Treasury Regulations and Internal Revenue Service guidance promulgated thereunder) such that no taxes, interest or penalties have been or will be imposed under Code Section 409A with respect to such Company Benefit Plans. Neither the Company nor any of its Affiliates has any indemnity or gross-up obligation to any Person for any Taxes or penalties or interest imposed under Section 409A of the

Code. Any and all "stock rights" (within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i)) granted or awarded by the Company or any of its Affiliates to their respective service providers have been issued with exercise prices of not less than fair market value on the respective grant dates for purposes of Section 409A of the Code (and the guidance issued thereunder), and all requirements have been met in connection with all such issuances or any post-grant amendments or modifications, such that the stock rights shall be exempt from Section 409A of the Code.
(ac)Neither the Company nor any of the Subsidiaries is or ever has been (i) a “passive foreign investment company” within the meaning of Code Section 1297(a) (ii) a “controlled foreign corporation” within the meaning of Code Section 957(a), or (iii) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
Section 3.14Material Contracts.
(a)Section 3.14(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” shall mean any Contract (other than this Agreement, any Company Benefit Plan and any purchase orders) to which the Company or any of its Subsidiaries is a party, that:
(i)is required to be indicated as a “material contract” in the Company’s annual report for the year ending December 31, 2024 in accordance with the ISA, TASE, and other applicable Laws;
(ii)is a Contract with a vendor or supplier that (A) provided or provides, as applicable, for aggregate sales to the Company and its Subsidiaries of more than US$3,000,000 in the past twelve (12) months or over the next twelve (12) months (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract) and (B) is not cancelable by the Company or its Subsidiaries without material financial or other penalty upon notice of ninety (90) days or less;
(iii)is a Contract with a customer committing such customer to purchases from the Company and its Subsidiaries of more than US$3,000,000 in the past twelve (12) months or over the next twelve (12) months (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be paid under any such Contract);
(iv)is a Contract providing the ownership or management of a joint venture or similar arrangement that is material to the Company and its Subsidiaries, taken as a whole;
(v)is a Contract (other than those between or among the Company and/or any of its Subsidiaries) relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries in an amount in excess of US$1,000,000;
(vi)is a noncompetition or other Contract that limits the lines of business or localities in which any material business of the Company and its Subsidiaries is or has a right to be conducted in any respect material to the business of the Company and its Subsidiaries, taken as a whole;
(vii)is a Contract relating to the acquisition or disposition of any business or any Person (whether by merger, sale of shares, sale of assets, consolidation or otherwise) entered into within the past three (3) years which has continuing or contingent obligations that would reasonably be expected to be in excess of US$1,000,000 after the date hereof;
(viii)is a material Contract under which (A) any Intellectual Property Rights are licensed or otherwise made available by a third party to the Company or any of its Subsidiaries (other than licenses of “off-the-shelf”, click-wrap or shrink-wrap Software), (B) any Intellectual Property Rights are licensed or otherwise made available by the Company or any of its Subsidiaries to a third party (except for non-exclusive licenses granted to the Company’s or any Subsidiary’s customers, distributors, consultants or suppliers in the ordinary course of business) or (C) under which the right of the Company or its Subsidiaries to use or register any Company Owned Intellectual Property Rights is restricted in any respect material to the business of the Company and its Subsidiaries, taken as a whole;
(ix)is a Contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which the Company or any of its Subsidiaries are or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets of any Person;
(x)is a Contract entered into in connection with the settlement or other resolution of any Order or Proceeding pursuant to which the Company or any of its Subsidiaries has any material ongoing liability, obligation or commitment;
(xi)is a Contract with a customer or supplier that provides for (A) exclusivity rights for the benefit of a third party or (B) “most favored nation” rights, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than such Contracts that may be canceled by the Company or its Subsidiaries without material financial or other penalty upon notice of ninety (90) days or less;
(xii)any currently effective golden parachute, change-of-control or similar agreement with any current or former director, officer or employee of the Company or any of its Subsidiaries;
(xiii)any Contract with (A) any officer or director of the Company or any of their immediate family members (other than any Company Benefit Plan or employment agreements), or (B) any “controlling shareholder” of the Company (as defined in the ICL);
(xiv)any Contract providing for (x) Government Grants from the IIA or any other Israeli Governmental Authority, which Government Grant is extended to support the Company’s research and development operations, or (y) Government Grants from any other Governmental Authority;
(xv)all Contracts (excluding licenses for commercially available components or software that are generally available on nondiscriminatory pricing terms) under which the Company or any Subsidiary of the Company is assigned, transferred or granted any license, option or other right or interest in or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any material Intellectual Property of a third party, excluding any licenses, options, rights or immunities that are (a) granted, transferred or assigned in agreements in connection with the purchase, sale or license of products or indemnities of the Company or any of its Subsidiaries in connection with receipt of products or services from vendors in the ordinary course of business, or (b) are incidental and necessary to the use, resale, or distribution of such products and do not primarily relate to any standalone Intellectual Property; or

(xvi)any Contract that contains any provisions requiring the Company or any Subsidiary of the Company to indemnify any other party (excluding indemnities contained in agreements in connection with the purchase, sale or license of products or indemnities of the Company or any of its Subsidiaries in connection with receipt of products or services from vendors in the ordinary course of business), which indemnity is material to the Company and its Subsidiaries, taken as a whole.
(b) (i) None of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of any Company Material Contract, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of any Company Material Contract, and (iii) as of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto, as applicable, and, to the Knowledge of the Company, the other parties thereto (provided that (A) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally, and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought).
Section 3.15Intellectual Property and Information Technology.
(a)The Intellectual Property Rights owned by the Company or its Subsidiaries and registered (“Company Owned Intellectual Property Rights”) are (i) free and clear of all Liens (other than Permitted Liens) and (ii) in effect, subsisting and, to the Knowledge of the Company, valid. As of the date of this Agreement, there are no challenges, opposition or nullity proceedings commenced or, to the Knowledge of the Company, threatened in writing with respect to any patents included in the Company Owned Intellectual Property Rights. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability of any Company Owned Intellectual Property Rights;
(b)The Company and its Subsidiaries own, validly license or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, know-how, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) that are used in the respective businesses of the Company and its Subsidiaries as currently conducted. All of the Company Owned Intellectual Property, is exclusively owned by the Company or a Subsidiary of the Company free and clear of all Liens (other than (i) Permitted Liens, (ii) outbound nonexclusive licenses entered into in the ordinary course of business with suppliers, service providers and customers of the Company and the Company’s Subsidiaries and (iii) Contracts set forth on Section 3.15(b) of the Company Disclosure Letter, except as would not reasonably be expected to have, with respect to the foregoing clauses (i) through (iii), individually or in the aggregate, a Company Material Adverse Effect on the business of the Company and its Subsidiaries);
(c)(i) The conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other Person; (ii) as of the date of this Agreement, there is no claim for any such infringement, misappropriation or other violation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property Right;

(d)The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets of the Company and its Subsidiaries. To the Knowledge of the Company, there has been no unauthorized use or disclosure thereof, and for any material trade secrets owned by any other Person that have been provided to the Company or such Subsidiary, to the Knowledge of the Company, the Company and its Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such trade secrets;
(e)Neither the Company nor any of its Subsidiaries is obligated to grant licenses or rights to or otherwise restrict the ability of the Company or any Subsidiary of the Company to enforce, license or exclude others from using or practicing, any material Company Owned Intellectual Property as a result of the Company’s or such Subsidiary’s membership or affiliation with any standards setting bodies or similar bodies;
(f)Each current employee, independent contractor, consultant and other service provider, and each former employee, independent contractor, consultant, and other service provider employed by or providing services to the Company or its Subsidiaries, who is or has been involved in the development of any material Intellectual Property Rights on behalf of the Company or a Subsidiary of the Company, has executed, delivered to the Company or such Subsidiary, and is in compliance, in all material respects, with, agreements that (i) assign to the Company or one of its Subsidiaries all right, title and interest in and to any Intellectual Property Rights arising from such Person’s work for or on behalf of the Company or such Subsidiary and (ii) for Israeli Employees, waive all rights for any additional compensation in connection with the foregoing assignment pursuant to Section 134 of the Israel Patent Law – 1967, except as would not reasonably be expected to have, in each of the foregoing clauses (i) and (ii), individually or in the aggregate, a Company Material Adverse Effect.
(g)To the Knowledge of the Company, no material Company Intellectual Property was developed using any facilities or resources of any universities, research institutions or Governmental Authorities (including the IIA) nor does any such Person have any ownership or other interest in or right to restrict the sale, licensing, distribution, transfer or other commercialization or exploitation of any such Company Owned Intellectual Property. No current or former employee, officer, director, consultant, independent contractor, or other service provider of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any material element of any Company Owned Intellectual Property, has performed services for or was engaged with any university, research institutions or Governmental Authorities during a period of time during which such employee, officer, director, consultant, independent contractor, or other service provider was also performing services for the Company or any Subsidiary of the Company, or during any time which such individual was subject to the regulations or policies of such Persons. No employee, independent contractor, consultant, or other service provider has any retained ownership or interests, including ongoing or contingent compensation or remuneration in any material Company Owned Intellectual Property.
(h)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Open Source Materials are contained in, distributed with, or linked to any material Company Products and technology of the Company or its Subsidiaries in a manner that imposes on such Company Products and technology of the Company or its Subsidiaries, or would impose upon distribution thereof, a requirement or condition that any such Company Products and technology or portion thereof (i) be disclosed or distributed in source code form, (ii) be licensed to allow third parties to make modifications or derivative works, (iii) be licensed as Open Source Materials or (iv) be redistributable at charges subject to material restrictions (the foregoing clauses (i) through (iv) are referred to herein as the “Copyleft Terms”), other than Company Products and technology of the Company or its Subsidiaries that are initially intended to be distributed by the Company or any Subsidiary of the

Company as Open Source Materials are expressly notified to third parties as being Open Source Materials.
(i)With regard to material software and material designs and manufacturing processes and technologies that are included in the Company Products and technology of the Company or its Subsidiaries (collectively, “Sensitive Technology”), neither the Company nor any Subsidiary of the Company has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for or other Sensitive Technology to any Person, including any escrow arrangement or conditional contract right (except for disclosures to employees or service providers under Contracts with reasonable confidentiality obligations, including to prohibit use or disclosure except in the performance of services to the Company or any of its Subsidiaries). To the Knowledge of the Company, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure to or use by a third party of material Sensitive Technology.
(j)(i) The Company and each Subsidiary of the Company has complied with applicable Law governing the development, training, fine-tuning, validation, testing, improvement, use and deployment (each as applicable) of AI Systems by or on behalf of the Company and each Subsidiary of the Company, and (ii) for each AI System trained, fine-tuned or otherwise created, developed or improved by or on behalf of the Company or any Subsidiary of the Company, if any, the Company or the applicable Subsidiary had sufficient rights to collect, use and process all data in the manner collected, used or processed for such training, fine-tuning, creation, development or improvement. Neither the Company nor any Subsidiary of the Company is or has been the subject of any Proceeding, claim, action, investigation or audit (or a request for information or testimony from any Governmental Authority) regarding any AI System that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company develops, uses, deploys or makes available any High-Risk AI Systems in violation of applicable Law, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(k)Except as set forth on Section 3.15(k) of the Company Disclosure Letter none of the Company Products or Company Owned Intellectual Property includes encryption or other technology that is restricted under Israeli or other Laws and the Company, its Subsidiaries and the Company Products are not subject to a license (or requirement to obtain a license) from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974 (as amended), or any other similar Israeli or other applicable Laws requirements regulating the development, commercialization or export of technology. There are no Proceedings currently pending, no past Proceedings have been brought, and, the Knowledge of the Company, there is no intention to initiate any Proceeding, in each case, to enforce any provisions of Chapter 6, Article I of the Israel Patents Law (1967) with respect to any patents included in the Company Owned Intellectual Property and any other Company Intellectual Property.
(l)Since December 31, 2024 to the date of this Agreement, to the Knowledge of the Company, there have been no security breaches of, unauthorized access to or use of the IT Assets of the Company and its Subsidiaries.
Section 3.16Real and Personal Property.
(a)None of the Companies or its Subsidiaries owns any real property.
(b)The Company or its Subsidiaries (as applicable) have valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) (i) Each lease, sublease or license for Company Leased Real Property is a valid and binding obligation of the Company or any of its Subsidiaries that is a party thereto, as applicable, and, as of the date of this Agreement, to the Knowledge of the Company, the other parties thereto, and there are no material disputes with respect to any such lease, sublease or license; provided that (x) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally, and (y) the remedies of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought, (ii) neither the Company nor any of its Subsidiaries nor, as of the date of this Agreement, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any lease, sublease or license for Company Leased Real Property, or any planning permit and/or permitted user consent from any Governmental Authority, and (iii) as of the date of this Agreement, neither the Company nor any Subsidiary has received written notice of any actual or potential violation of, or failure to comply with, any material term of any lease, sublease or license for Company Leased Real Property.
(d)The Company and its Subsidiaries (as applicable) have good title to, or valid leasehold interests in, or valid rights under contract to use, all of the tangible personal properties and assets used by the Company and its Subsidiaries in their respective businesses as currently conducted, free and clear of all Liens other than Permitted Liens.
Section 3.17Environmental.
(a)To the Knowledge of the Company, the Company and its Subsidiaries are and, for the past five years have been, in compliance in all material respects with all applicable Environmental Laws.
(b)As of the date of this Agreement, (i) there is no Proceeding or Order pending or threatened in writing under any Environmental Law against the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries has received written notice or a request for information alleging that the Company or any of its Subsidiaries or any of their respective predecessors has been or is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved.
(c)For the past five years there have been no Releases of Hazardous Materials by the Company or any of its Subsidiaries on or underneath any property that any of them owned, leased or currently leases that have resulted in or are reasonably likely to result in an obligation by the Company or any of its Subsidiaries to remediate such Releases pursuant to applicable Environmental Law or otherwise have resulted in or are reasonably likely to result in liability to the Company or any of its Subsidiaries pursuant to applicable Environmental Law.
Section 3.18Anti-Corruption Laws.
(a)None of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent, or third-party representatives of the Company, has directly or indirectly made, offered to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in violation of any applicable Law relating to anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the anti-corruption and anti-bribery legislation of the European Union (collectively, the “Anti-Corruption Laws”).
(b)To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.
Section 3.19Insurance. (a) The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, and (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or any such Subsidiary under or in connection with any of their extant insurance policies. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility, or maintain self-insurance practices, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged and in the geographic areas where any of which engages in such businesses.
Section 3.20Export Controls and Import Laws.
(a)The Company and each of its Subsidiaries have conducted their import and export transactions in all material respects in accordance with applicable provisions of Israeli, United States of America and other applicable trade Laws of the countries where they conduct business, including, but not limited to, the Israeli Order Governing the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, the Israeli Defense Export Control Law, 2007, the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006, as amended or the Israeli Trading with the Enemy Ordinance, 1939, as amended, the Export Administration Regulations, 15 C.F.R. Parts 730-774, the Export Control Reform Act of 2018, 50 U.S.C. §§ 4801-4852, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779 and the corresponding International Traffic In Arms Regulations, and any regulations and orders promulgated under any of the foregoing.
(b)The Company and each of its Subsidiaries have obtained all export licenses and other approvals required for their manufacture (if applicable) and/or export of controlled products, services, and technologies from any applicable regulatory agency or division in Israel, the United States of America, or any other country from which the Company or any of its Subsidiaries exports products or technologies.
(c)To the Knowledge of the Company, the Company and each of its Subsidiaries are in compliance, in all material respects, with the terms of all applicable export licenses or other approvals, and there are no facts or circumstances that would reasonably be expected to result in any liability to the Company or its Subsidiaries for violation of any export controls or import laws or restrictions. In the past five years, the Company has not received any correspondence, notice, request for information or administrative subpoena from a Governmental Authority regarding a potential violation of any Export Control Laws or Imports Laws nor is there any imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company by or before any Governmental Authority related to any Export Control Laws or Import Laws.
Section 3.21Product Liability. (a) The Company Products are free from any material defects (including any latent inherent defects) and are fit for the use for which they were/are designed and/or sold, in all material respects, and have received all necessary material permits or licenses required by any Governmental Authority, (b) the Company and its Subsidiaries have no liabilities arising out of a product designed, formulated, manufactured or sold being defective or not in conformity with the applicable product specification, applicable express or implied warranties or applicable Law, (c) since December 31, 2024, none of the Company Products have been the subject of any recall or other similar action, and (d) there are no pending or, to the Knowledge of the Company, threatened in writing market recalls in respect of any such Company Products.
Section 3.22Transactions with Related Parties. Except for indemnification, exculpation, advances of expenses, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, and except as set forth in Section 3.22 of the Company Disclosure Letter, (a) there are no material transactions, agreements, Contracts, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of the Company’s Subsidiaries or any member of his or her immediate family (each, a “Related Party”), on the other hand, and (b) as of the date of this Agreement, no Related Party (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, nor has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party, or (ii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.
Section 3.23Brokers. No investment banker, broker or finder other than as set forth on Section 3.23 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company or any of its Subsidiaries, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 3.24Opinion of Financial Advisors. The Company Board has received the opinion of Prometheus Financial Advisory Ltd., dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Ordinary Shares (other than Parent and its Subsidiaries). It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent, Buyer or Merger Sub. The Company will make available to Parent on a non-reliance basis a copy of such written opinions as soon as practicable following the execution of this Agreement.
Section 3.25Privacy; Data Protection.
(a)Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the Knowledge of the Company, in the past five years, there has been no breach or unauthorized access or use of computer or manufacturing systems, Personal Information or other material data or Intellectual Property Rights controlled or used by or on behalf of the Company or any of its Subsidiaries; (ii) there has not been any risk or vulnerability identified that has caused a material risk or other material exposure relating to the Company or a Subsidiary of the Company with respect to Privacy Requirements; and (iii) in the past five years, neither the Company nor any of the Subsidiaries of the Company has received any written notice of any claims, complaints, investigations (including investigations by a Governmental Authority) from any Governmental Authority or other Person, and no proceeding has been commenced or is pending or threatened in writing against the Company or any of its Subsidiaries, alleging a violation of any Privacy Requirements or with respect to the security, confidentiality, availability, or integrity of the Company’s systems.

(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Subsidiary of the Company has complied in all material respects will all applicable Laws, as well as their own respective rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection and use of Personal Information collected, used or held for use by the Company or any Subsidiary of the Company. The Company and each Subsidiary of the Company take reasonable measures (i) designed to protect such information against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards and (ii) to protect the security, operation and integrity of their respective material information technology systems and owned software. To the Knowledge of the Company, no Company or Subsidiary of the Company (or information technology systems used or held for use by the Company or any Subsidiary of the Company) has suffered any material personal data breach, security breach or other cybersecurity incident, except, in the case of each of the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any material data security issues or vulnerabilities identified.
(c)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company uses all Generative AI Tools in compliance with the applicable license terms, consents, agreements and Laws; (ii) the Company has not included and does not include any sensitive Personal Information, trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools; (iii) the Company has not used Generative AI Tools to develop any material Company Intellectual Property that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
Section 3.26Conflict Minerals. All Conflict Minerals used in the Company Products, if any, to the Knowledge of the Company: (a) originate from countries other than the Covered Countries, (b) are processed in smelters or refineries that are, as of the date such Conflict Minerals are transferred from such smelter or refinery to the Company or any of its Subsidiaries (or to the supplier of the Company or any of its Subsidiaries, if applicable), designated as “conflict-free” or a similar designation (i) by a third party recognized in the industry for providing such designations (such as the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative Conflict Free Smelter Program) or (ii) pursuant to an independent third party audit, the results of which are made publicly available by such smelter or refinery, or (c) come from recycled sources.
Section 3.27Anti-Money Laundering. The Company and each of its Subsidiaries is in and has at all times since January 1, 2020 been in compliance, in all material respects, with all anti-money laundering Laws and guidelines applicable to the Company and its Subsidiaries and no Proceeding by or before any Governmental Authority against or affecting the Company or any of its Subsidiaries or any of their respective assets with respect to any such Laws or guidelines is pending or, to the Knowledge of the Company, threatened in writing.
Section 3.28Sanctions. In the past ten years, neither the Company, its Subsidiaries, nor any of their directors, officers, employees, agents or third-party representatives are currently or have been: (a) a Sanctioned Person; (b) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any

Sanctioned Country; or (c) otherwise in violation in any material respect of any Sanctions Laws. In connection with or relating to the businesses of the Company and its Subsidiaries, neither the Company and its Affiliates nor, to the Knowledge of the Company, any of their directors, officers, employees, agents or third-party representatives is or has been the subject of any Proceedings by any Governmental Authority regarding any offense or alleged offense under Sanctions Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) in the past ten years, and, to the Knowledge of the Company, no such Proceedings have been threatened in writing and there are no circumstances likely to give rise to any such Proceedings.
Section 3.29No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to Parent, Buyer or Merger Sub in connection with the Transactions, including the accuracy, completeness or timeliness thereof. The Company acknowledges that, except for the representations and warranties contained in Article IV, none of Parent, Buyer or Merger Sub or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Transactions, including the Merger.
Article IV

    REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB
Except as disclosed in the Parent Disclosure Letter delivered to the Company immediately prior to the execution and delivery of this Agreement (provided that disclosure in any section of such Parent Disclosure Letter shall apply to the corresponding section of Article IV and such other sections of Article IV to the extent that it is reasonably apparent on its face that such disclosure applies to such other sections of Article IV), Parent, Buyer and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:
Section 4.1Organization; Qualification. Each of Parent, Buyer and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger. Each of Parent, Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger.
Section 4.2Capitalization. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned only by Buyer. Merger Sub has no outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Buyer may acquire any equity security of Merger Sub.
Section 4.3Authority Relative to Agreement.

(a)Each of Parent, Buyer and Merger Sub have all necessary corporate or similar power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent, Buyer and Merger Sub, and the consummation by Parent, Buyer and Merger Sub of the Transactions, have been duly and validly authorized by Parent, Buyer and Merger Sub, and (except for the filing and recordation of appropriate merger documents as required by the ICL) no other corporate action or proceeding on the part of Parent, Buyer or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent, Buyer and Merger Sub and the consummation by Parent, Buyer and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent, Buyer and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of Parent, Buyer and Merger Sub, enforceable against each of Parent, Buyer and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(b)The Parent Board, the Buyer Board, and the Merger Sub Board have, by resolutions unanimously adopted thereby, approved this Agreement and the Transactions. The Merger Sub Board has (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Merger Sub and its shareholder and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article III), no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors as a result of the Merger, (ii) approved this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the Buyer as sole shareholder of Merger Sub approve this Agreement and the Transactions, including the Merger, pursuant to the terms hereof (which approval has been obtained prior to or simultaneously with the execution of this Agreement).
(c) As of the date of this Agreement, none of the aforesaid actions by the Parent Board, the Buyer Board, or the Merger Sub Board have been amended, rescinded or modified. Buyer, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement.
Section 4.4No Vote Required. No vote of the holders of the securities of Parent is required by any Law or by the Parent Organizational Documents in connection with the consummation of the Transactions, including the Merger.
Section 4.5Information Supplied. The information supplied (or to be supplied) by Parent, Buyer, Merger Sub or any of their Representatives for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading at the date it is first mailed to the Company’s shareholders and at the time of the Company Shareholders’ Meeting and at the time of any amendment or supplement thereof. Notwithstanding the foregoing, no representation or warranty is made by Parent, Buyer or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives, or otherwise not supplied by or on behalf of Parent, Buyer or Merger Sub for inclusion in the Proxy Statement.
Section 4.6No Conflict; Required Filings and Consents.
(a)Neither the execution and delivery of this Agreement by Parent, Buyer and Merger Sub nor the consummation by Parent, Buyer and Merger Sub of the Transactions will

(i) violate any provision of the Parent Organizational Documents, (ii) assuming that the Consents, registrations, declarations, filings and notices referenced in Section 4.6(a) have been obtained or made, conflict with or violate any Law applicable to Parent, Buyer or Merger Sub or (iii) violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the Consent of any third party pursuant to any of the terms or provisions of any Contract to which Parent, Buyer or Merger Sub is a party, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent, Buyer or Merger Sub, other than, in the case of the foregoing clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration, cancellation or Lien that has not had, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger.
(b)No Consent of, registration, declaration or filing with or notice to any Governmental Authority is required to be obtained or made by Parent, Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (i) the filing of the Merger Proposal with the Companies Registrar and all such other notices or filings required under the ICL with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the Companies Registrar, (ii) such other items required solely by reason of the participation or identity of the Company or any of its Subsidiaries (as opposed to any third party) in the Transactions, (iii) compliance with and filings or notifications under Antitrust Laws, and (iv) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, including the Merger.
Section 4.7Brokers. No investment banker, broker or finder other than as set forth on Section 4.7 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (including Buyer and Merger Sub).
Section 4.8Share Ownership. None of Parent, Buyer, Merger Sub or any of their respective Subsidiaries owns (beneficially or otherwise) any Company Ordinary Shares (or any other economic interest through derivative securities or otherwise in the Company or its Subsidiary). To the knowledge of Parent, none of the Persons referred to in Section 320(c) of the ICL with respect to Parent, Buyer or Merger Sub owns (beneficially or otherwise) any Company Ordinary Shares.
Section 4.9Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub has not and will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement and other immaterial liabilities incident to its formation or the Transactions.
Section 4.10No Financing Required. Parent, Buyer and Merger Sub have sufficient available funds for the satisfaction of all of Parent’s, Buyer’s and Merger Sub’s obligations under this Agreement, (including the payment of the aggregate Merger Consideration and Option Consideration at the Effective Time). No financing is required to be obtained by Parent, Buyer or Merger Sub for consummation of the Merger and satisfaction of Parent’s, Buyer’s and Merger Sub’s obligations contemplated under this Agreement (including the payment of the aggregate Merger Consideration and Option Consideration at the Effective Time) and the amounts payable hereunder shall be paid from Parent’s own financial resources.
Section 4.11No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Buyer, Merger Sub or any other Person on behalf of Parent, Buyer or Merger Sub makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or any other information provided to the Company in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Each of Parent, Buyer and Merger Sub acknowledges that, except for the representations and warranties contained in Article III, none of the Company or any of its Affiliates or Representatives or any other Person makes (and Parent, Buyer and Merger Sub are not relying on) any representation or warranty, express or implied, to Parent, Buyer or Merger Sub in connection with the Transactions, including the Merger.
Article V

COVENANTS AND AGREEMENTS
Section 5.1Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 7.1, except (i) as may be required by Law, (ii) unless prohibited by Law, as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required pursuant to this Agreement or (iv) as set forth on Section 5.1 of the Company Disclosure Letter, (A) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practices in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators and business partners, and (B) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)amend (i) the Articles of Association or (ii)  equivalent organizational or governing documents of any of its Subsidiaries;
(b)split, reverse split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire the Company’s share capital or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s share capital or other equity or voting securities; provided that the Company may repurchase or otherwise acquire shares or other Company securities in connection with (i) the applicable Company Equity Plan in effect as of the date of this Agreement, (ii) the acceptance of Company Ordinary Shares as payment for the per share exercise price of the Company Options or as payment for Taxes incurred in connection with the exercise, vesting and/or settlement of Company Options, in each case in accordance with the applicable Company Equity Plan or (iii) the forfeiture of Company Options;
(c)issue, sell, pledge, dispose of, encumber, grant or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital, or other equity or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital or other equity or voting securities; provided that the Company may issue Company Ordinary Shares upon the exercise of any Company Option outstanding as of the date of this Agreement;
(d)declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital or other equity interests, other than cash dividends and distributions paid by any direct or indirect Subsidiary of the Company to the Company or any other direct or indirect Subsidiary of the Company;
(e)subject to compliance with applicable Law or as set forth in Section 5.1(e) of the Company Disclosure Letter, (i) establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Equity Plan, Company Benefit Plan or plan, program, policy, practice, Contract, agreement or arrangement that would be a Company Benefit Plan or Company Equity Plan if it had been in effect on the date of this Agreement (except that the Company and its ERISA Affiliates and Subsidiaries may enter into offer letters and employment agreements with newly hired employees in the ordinary course of business so long as such newly hired employee’s annual base salary is no more than US$200,000 and so long as no new equity awards are granted to such newly hired employees); (ii) grant or pay, or commit to grant or pay, any bonus or incentive award or payment, except in the ordinary course of business consistent with past practice and except for payment to employees of bonuses in connection with the consummation of the Merger in the amounts set forth in Schedule 5.1(e) of the Company Disclosure Letter, in each case, so long as no new equity awards are granted; (iii) increase, or commit to increase, the amount of the compensation or benefits of any employee, independent contractor, consultant, or other service provider of the Company or any Subsidiary of the Company, except for increases in the ordinary course of business, (iv) accelerate the time of payment or funding of any amounts under, or increase the amount of funding required pursuant to, any Company Benefit Plan; (v) hire or make an offer to hire, or promote, any employee to the position of (1) Chief Executive Officer, or (2) a position that directly reports to the Chief Executive Officer (each, a “Senior Employee”), except in connection with filling the position of any Senior Employee whose employment is terminated; provided that the Company shall consult with Parent prior to filling the position of any such Senior Employee whose employment is terminated; (vi) terminate the employment of any Senior Employee other than for cause or following the Company consulting with Parent prior to any such termination; or (vii) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar Contract, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any Labor Agreement;
(f)forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;
(g)acquire (including by merger, consolidation or acquisition of shares or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization or assets of any other Person;
(h)sell, pledge, dispose of, transfer, abandon, lease, license, mortgage, grant any Lien (other than Permitted Liens) on or otherwise transfer or encumber any portion of the tangible or intangible assets or properties of the Company or any of its Subsidiaries having a fair market value in excess of US$1,000,000 in the aggregate, except (i) sales in the ordinary course of business, (ii) transfers solely among the Company and its direct or indirect Subsidiaries or among its direct or indirect Subsidiaries, (iii) disposition of obsolete tangible assets or expired or stale inventory, (iv) licenses of Intellectual Property Rights to customers or suppliers in their capacities as such in the ordinary course of business;
(i)redeem, pay, discharge or satisfy any Indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than Indebtedness incurred by the Company or its direct or indirect Subsidiaries and owed to the Company or its direct or indirect Subsidiaries), except as required by the terms of any Contract existing as of the date hereof which is listed on Section 5.1(i) of the Company Disclosure Letter;
(j)(i) except as between or among the Company and/or one or more direct or indirect Subsidiaries of the Company, incur, create, assume, guarantee, or otherwise become liable for any Indebtedness for borrowed money or issue or sell or guarantee any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries except for Indebtedness (A) under existing credit facilities or lines of credit or commercial paper program (in each case, which constitutes a Company Material Contract) in connection with the ordinary course operations of the business, (B) Indebtedness not exceeding

US$1,000,000 in the aggregate, and (ii) except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;
(k)enter into any new Company Material Contract (subject to applicable law), in each case with respect to aggregate sales to, or purchases by, the Company and its Subsidiaries, of US$ 10,000,000 or more over the next twelve (12) months, or terminate or materially amend or modify or waive any material rights under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, in each case other than (i) in the ordinary course of business or (ii) to take any of the actions permitted by this Section 5.1; provided, that notwithstanding anything herein to the contrary, the Buyer shall respond to any request related to any matter referred to in this Section 5.1(k) within one Business Day;
(l)make any material change to its methods of financial accounting, except as required by applicable Law or IFRS (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;
(m)make any capital expenditures, capital additions, or capital improvements in an aggregate amount that exceeds the budgeted amounts set forth in Section 5.1(m) of the Company Disclosure Letter by US$1,000,000;
(n) (i) change any aspect of its method of Tax accounting; (ii) file any amendment to a Tax Return; (iii) settle or compromise any audit or Proceeding with respect to Tax matters; (iv) agree to an extension or waiver of the statute of limitations with respect to Taxes; (v) surrender any right to claim a Tax refund; (vi) make (except for elections made in the ordinary course of business consistent with past practices) or change any Tax election; (vii) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund; or (viii) apply for, negotiate or obtain a Tax pre-ruling or ruling other than as expressly contemplated by this Agreement;
(o)merge or consolidate the Company or any Subsidiary of the Company with any Person, transfer the ownership or control of any Subsidiary of the Company, or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any Subsidiary of the Company or create any new Subsidiary of the Company;
(p)release, compromise, assign, settle or agree to settle any Proceeding, other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Parent, the Company or any of their respective Subsidiaries) of an amount not greater than US$100,000 in any one case or US$1,000,000 in the aggregate;
(q)enter into or become bound by, or amend, modify, terminate or waive (or seek to do any of the foregoing with respect to) any Contract to purchase, sell or grant any security interest in any real property or any new real property lease;
(r)apply for or accept (i) any Government Grant from the IIA or any other Israeli Governmental Authority, which Government Grant is extended to support the Company’s or any Company Subsidiary’s research and development operations or (ii) any material Government Grants from any other Governmental Authority;
(s)change the Company’s or any of its Subsidiaries’ fiscal year;
(t)enter into a new line of business outside of the existing business of the Company or any Subsidiary of the Company;
(u)become party to or approve or adopt any stockholder rights plan or “poison pill” agreement;

(v)agree or commit to: (i) any fee, “profit sharing” payment or other consideration (including any increased rent payments or any other penalty), whether in cash or in any other form of consideration, in connection with any approval, consent, ratification, permission, waiver or authorization from any Person relating to any Company Material Contract or (ii) provide any security interest with respect to any Company Material Contract;
(w)call or convene any general or special meeting of the Company’s shareholders (each, an “Other Shareholder Meeting”), or seek any action or other approval of or from the Company’s shareholders, in each case with respect to a Company Acquisition Proposal or any action prohibited by this Section 5.1; provided that, for the avoidance of doubt, nothing herein shall restrict the Company from calling or convening any Other Shareholder Meeting at any point following the Company Shareholders’ Meeting if (i) the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof and (ii) this Agreement was not terminated pursuant to Section 7.1(b)(iii) as of the date of the calling or convening of such Other Shareholder Meeting;
(x)terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering the Company and its Subsidiaries and their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into; or
(y)agree in writing or otherwise authorize or adopt any resolutions approving, or announce an intention to do, any of the foregoing actions described in Section 5.1(a) through (w) above.
    Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time, and the Company and its Subsidiaries shall not be required to violate any Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.
Section 5.2Preparation of Proxy Statement; Company Shareholders’ Meeting.
(a)As promptly as reasonably practicable (and no later than ten (10) Business Days) after the date of this Agreement, the Company (in consultation with Parent and with Parent’s reasonable cooperation) shall prepare and file the Proxy Statement with the ISA. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with applicable Law.
(b)Parent shall furnish all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to the Proxy Statement will be made by the Company (other than regarding a Company Acquisition Proposal or Company Adverse Recommendation Change), in each case without providing the Parent with a reasonable opportunity to review and comment (which comments shall be considered by the Company in good faith) thereon; provided that, without limiting Section 5.8, with respect to documents filed by the Company which are incorporated by reference in the Proxy Statement, this right to review and comment shall apply only with respect to information relating to the Parent. If, at any time prior to the Effective Time, any information relating to Parent or any of its Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly notify the Company and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for Parent (and its counsel) to review and comment on such amendment or supplement, the Company shall promptly file such amendment or supplement with the ISA and TASE. If, at any time prior to the Effective Time, any information relating to the Company or any of its Affiliates, directors or officers, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly notify Parent and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for Parent (and its counsel) to review and comment on such amendment or supplement, the Company shall promptly file such amendment or supplement with the ISA and TASE. The Company shall notify Parent promptly of the receipt of any comments from the ISA or TASE or the staff of the ISA or TASE and of any request by the ISA or TASE or the staff of the ISA or TASE for amendments or supplements to the Proxy Statement, or for additional information and, to the extent practicable and not prohibited under applicable Law, the Company and its outside counsel shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the ISA or TASE or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement, the Transactions, including the Merger, or the Company Shareholders’ Meeting. In the event that Parent or any Person listed in Section 320(c) of the ICL casts any votes in respect of the Merger, Parent shall disclose to the Company its interest in the Company Ordinary Shares so voted.
(c)Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall, as soon as reasonably practicable following the date of this Agreement, set a record date for, duly call, give notice of, and not more than 45 days following the date of this Agreement, convene and hold a special meeting of the Company’s shareholders (together with any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval, all in accordance with and as required under applicable Law, the ICL and the regulations promulgated thereunder and the Articles of Association. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders’ Meeting, or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholders’ Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Shareholder Approval.
(d)For purposes of this Section 5.2, any information concerning or related to the Company, its Affiliates or the Company Shareholders’ Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates will be deemed to have been provided by Parent.
(e)The Company shall bear all of all fees and expenses, other than attorneys’ fees, incurred by or on behalf of the Company in connection with the filing of the Proxy Statement and any amendments or supplements thereto.

(f)Without limiting the generality of the foregoing, unless this Agreement has been previously terminated pursuant to Article VII, the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be affected by any Company Adverse Recommendation Change and (ii) its obligations pursuant to this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal). Unless this Agreement is terminated in accordance with Article VII, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Company Acquisition Proposal (whether or not a Company Superior Proposal) prior to the vote of the shareholders of the Company with respect to the Merger at the Company Shareholders’ Meeting.
Section 5.3Merger Proposal; Certificate of Merger.
(a)Subject to the ICL, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall, as applicable, take the following actions within the time frames set forth herein; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.3(a) accordingly): (i) cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the executed Merger Proposal to the Companies Registrar within three (3) days following the calling of the Company Shareholders’ Meeting, (iii) the Company and Merger Sub, as applicable, cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar, and (y) in a popular newspaper outside of Israel as may be required by applicable Law within three (3) business days following the date of submitting the Merger Proposal to the Companies Registrar; (B) within four (4) business days following the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the Israeli Companies Regulations (Merger) 5760-2000) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) send to the Company’s “employees committee” (Va’ad Ovdim) or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 5.3(a)(iv)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 5.3(a), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL, (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, the Company shall inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the last of the conditions set forth in Article VI to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, as the Company and Merger Sub shall advise the Companies Registrar. Notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties hereto that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 5.3(a), “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.
(b)The sole shareholder of Merger Sub, has approved the Merger. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.
Section 5.4Appropriate Action; Consents; Filings; Notices.
(a)Without limiting the conditions to the Merger set forth in Article VI, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the Transactions and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable (and, in any event, prior to the Termination Date): (i) the obtaining of all actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions, including the Merger; (iii) the taking of all steps as may be reasonably necessary, proper or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Authority or other Person in connection with the consummation of the Transactions, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the Transactions, including the Merger, performed or consummated by each party hereto in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the Transactions, including the Merger, and to carry out fully the purposes of this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Company Material Contract), or to provide any additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Company Material Contract. Each of the parties hereto shall, in consultation and cooperation with the other parties hereto and as promptly as practicable but in no event later than the time period required by Law, make its respective notices, filings and applications under any applicable Antitrust Law with respect to the Transactions, as listed on Section 5.4(a) of the Company Disclosure Letter. Neither the Company nor Parent will withdraw any such notices, filings or applications without the prior written consent of the other party. Each of Company and Parent shall pay the respective amounts relating to all filing fees and other charges for the filings required under any Antitrust Law by the Company and Parent, as applicable. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or any of its Subsidiaries will make any material payment to any third party in connection with seeking or obtaining its consent to the Transactions.

(b)Without derogating from the generality of Section 5.4(a), the Company shall use its reasonable commercial efforts to ensure that the Company shall have obtained (i) the approval of the Defense Exports Control Agency (DECA) of the Israeli Ministry of Defense (“IMOD”), pursuant to which the Company's certification as an 'authorized exporter' under the regulations of the IMOD and all existing marketing and export licenses shall remain in full force and effect following the Closing, and that no restrictions or conditions shall apply with respect to grant of such approval and licenses, other than conditions or restrictions that shall be acceptable to Parent, and (ii) the security clearance levels shall be unchanged following the Closing, and that no restrictions or conditions shall apply with respect to such clearances, other than conditions or restrictions that shall be acceptable to Parent.
(c)Each of Parent, Buyer and Merger Sub shall, and shall cause their respective Subsidiaries to, if applicable, on the one hand, and the Company shall, on the other hand (i) promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) permit the other to review and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Proceeding initiated by a Governmental Authority or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by applicable Law, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Authority or such other Person in respect of the Transactions without offering the other party the opportunity to participate, attend or engage in such meetings, conferences or communications, and in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. To the extent not prohibited by applicable Law or by the applicable Governmental Authority, each party hereto shall furnish to the other parties hereto copies of all filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the Transactions. Each party hereto may, as it deems advisable and necessary, reasonably designate material provided to the other parties hereto as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law.
(d)The parties hereto shall consult and cooperate with each other with respect to obtaining all Consents necessary to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the Company shall furnish to Parent drafts of all proposed filings and applications to obtain all necessary consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person under any applicable Laws and Parent shall be entitled to review and comment on such filings and applications prior to their submission, and Company shall accept such reasonable recommendations and comments as may be provided by Parent.

(e)Each of the parties hereto agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, it shall not, and shall ensure that none of its Subsidiaries shall, consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any Consent of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 5.5Insurance; Access to Information; Confidentiality. Through the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, the Company and its Subsidiaries shall use commercially reasonable efforts consistent with past practices to maintain the insurance policies existing as of the date of this Agreement providing insurance coverage for the businesses in which the Company and its Subsidiaries are engaged and the assets and properties of the Company and its Subsidiaries. The Company shall afford reasonable access to Parent’s Representatives, during normal business hours and upon reasonable notice, throughout the period from the date of this Agreement to the Effective Time (or until the earlier termination of this Agreement in accordance with Section 7.1), to the properties, books and records of the Company and its Subsidiaries and, during such period, shall furnish reasonably promptly to such Representatives all information concerning the business and properties of the Company and its Subsidiaries, in each case, as may reasonably be requested by Parent to prepare for the Closing; provided that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Buyer or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (a) violate applicable Law or (b) jeopardize any attorney-client or other legal privilege (it being agreed that the parties hereto shall use their commercially reasonable efforts to cause information to be provided in a manner that would not result in such violation or jeopardy); provided, further, that in each such case, the Company shall use commercially reasonable efforts to cooperate with Parent to enable Parent and Parent’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent and Parent’s Representatives may have access to such information. No investigation or access permitted pursuant to this Section 5.5 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder. All information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives pursuant to this Section 5.5 shall be kept confidential in accordance with the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth in Article VII.
Section 5.6No Solicitation by the Company.
(a)From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 7.1, except as provided in this Section 5.6, (i) the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, immediately cease, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (ii) the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall instruct and use its reasonable best efforts to cause its other Representatives not to, (A) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information) the making or submission of a Company Acquisition Proposal, (B) enter into or engage in negotiations or discussions with, or provide any nonpublic information to, any Person (other than Parent or any of its Representatives)

relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (C) grant any waiver or release under any standstill or similar agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under Israeli Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue a Company Acquisition Proposal), (D) provide any information regarding, cooperate with or provide access to the properties, personnel, books and records of, the Company or any Subsidiary to any Person (other than Parent, Buyer, Merger Sub or any designees and Representatives of Parent, Buyer or Merger Sub) in connection with or under circumstances that would reasonably be expected to lead to a Company Acquisition Proposal, (E) approve, endorse, or publicly recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal; (F) withdraw or change or qualify in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement when disseminated to the Company’s shareholders; (G) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days after receipt of a written request by Parent following the Company’s receipt of a Company Acquisition Proposal (or modification to the financial terms thereof or modification of any other material term thereof); provided that the Company and its Representatives shall have no obligation to reaffirm the Company Recommendation more than once with respect to any Company Acquisition Proposal (with modification to the financial terms thereof or any other material term thereof constituting a new Company Acquisition Proposal); (H) if a tender offer or exchange offer that constitutes a Company Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within ten (10) Business Days after the commencement thereof (or any modification to the financial terms thereof or any other material terms thereof); (I) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar Contract or understanding relating to any Company Acquisition Proposal (whether binding or nonbinding) (each, a “Company Acquisition Agreement”); or (J) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all discussions or negotiations, if any, with any third party (other than Parent, Buyer, Merger Sub or their respective Affiliates or Representatives) ongoing as of the date of the Agreement with respect to any Company Acquisition Proposal.
(b)Notwithstanding Section 5.6(a), at any time prior to obtaining the Company Shareholder Approval, if the Company receives a bona fide Company Acquisition Proposal from a third party that did not result from a breach of Section 5.6(a), and the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisor that such Company Acquisition Proposal constitutes or is reasonably likely to constitute a Company Superior Proposal, and that failure to take action would reasonably be expected to be inconsistent with the fiduciary duties of the members of the Company Board to the Company’s shareholders under Israeli Law, then, following adoption of a resolution of the Company Board the Company may (i) contact the Person who has made such Company Acquisition Proposal or any of its Representatives solely to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning itself and its business, properties or assets to such Person or any of its Representatives pursuant to a confidentiality agreement (each, an “Acceptable Confidentiality Agreement”) (which the Company and its Representatives shall be permitted to negotiate) with confidentiality terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement; provided, that a copy of any such Acceptable Confidentiality Agreement shall be promptly (in any event within two (2) Business Days) following the Company’s execution thereof provided for informational purposes only to Parent, and (iii) negotiate and participate in discussions and negotiations with such Person or any of its Representatives concerning such Company Acquisition Proposal. The Company shall (A) promptly (and in any case within two (2) Business Days) provide Parent written notice (1) of its receipt or Knowledge of any Company Acquisition Proposal, which notice shall include the identity of the Person making such offer and the material terms and conditions thereof, and (2) of any proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning a Company Acquisition Proposal of which the Company obtains Knowledge, and disclose the material terms of such offer, proposal or request, (B) promptly (and in any case within two (2) Business Days) make available to Parent all material nonpublic information made available by the Company to such party but not previously made available to Parent, and (C) keep Parent informed on a reasonably prompt basis (and, in any case, within two (2) Business Days of any significant development) of the status and material events regarding any such Company Acquisition Proposal. Furthermore, the Company shall promptly (and in any event within two (2) Business Days) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such Company Acquisition Proposal or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Company Acquisition Proposal, including the financing thereof). The Company shall also provide Parent with at least two (2) Business Days prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Company Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any Contract with any Person that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with any of the terms set forth in, this Section 5.6.
(c)Except as permitted by this Section 5.6, the Company Board shall not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Recommendation, in each case, in a manner adverse to Parent, Buyer or Merger Sub, (ii) publicly recommend or declare advisable any Company Acquisition Proposal, or (iii) adopt, authorize or approve any Company Acquisition Agreement (any action described in the foregoing clauses (i) and (ii) of this Section 5.6(c) being referred to as a “Company Adverse Recommendation Change”).
(d)Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the receipt of the Company Shareholder Approval, the Company Board receives a Company Acquisition Proposal that did not result from a breach of this Section 5.6 and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to Section 7.1(c)(ii) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (A) the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change pursuant to this Section 5.6(d) or terminate this Agreement pursuant to Section 7.1(c)(ii) (it being agreed that such notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto, shall not constitute a Company Adverse Recommendation Change for purposes of this Agreement), (C) the Company has provided Parent a copy of the proposed definitive agreement between the Company and the Person making such Company Superior Proposal, if any, (D) for a period of three (3) Business Days following the notice delivered pursuant to clause (B) of this

Section 5.6(d) (the “Notice Period”), the Company shall have made the Company’s relevant Representatives available to negotiate (to the extent Parent desires to negotiate) with Parent’s relevant Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer be inconsistent with the Company Board’s fiduciary duties under Israeli Law (it being agreed that, with respect to a Company Superior Proposal, in the event that, after commencement of the Notice Period, there is any material revision to the material terms of such Company Acquisition Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)), and (E) no earlier than the end of such Notice Period (as it may have been extended in compliance with the foregoing clause (D) of this Section 5.6(d), the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement irrevocably offered by Parent in writing, that the Company Acquisition Proposal that is the subject of the notice described in clause (B) of this Section 5.6(d) still constitutes a Company Superior Proposal and that the Company shall pursue such Company Superior Proposal. In such an event, the Company will terminate this Agreement, subject to paying the Termination Fee concurrently with providing the notice of termination to the Parent. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or to the extent required by applicable Law to be disclosed.
(e)Intentionally Omitted.
(f)Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL, or (ii) taking, or refrain from taking, any action or making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure of the Company Board to take, or refrain to take, such action or to make such disclosure, would be inconsistent with its fiduciary duties under Israeli Law or would reasonably likely conflict with or violate any applicable Law or the rules or requirements of the TASE.
(g)References in this Section 5.6 to the Company Board shall include any committee thereof.
(h)The Company agrees that any action taken by a Representative of the Company that, if taken by the Company, would constitute a material breach of the restrictions set forth in this Section 5.6 shall be deemed to be a material breach of this Section 5.6 by the Company.
(i)No Company Adverse Recommendation Change shall change the approval of the Company Board for purposes of causing any takeover Law to be applicable to the Transactions.
Section 5.7Directors’ and Officers’ Indemnification and Insurance.
(a)Parent, Buyer and Merger Sub agree that all rights to indemnification or exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, officers or employees of the Company (the “D&O Indemnified Parties”) as provided in the Articles of Association or any indemnification Contract between such Person and the Company (in each case, as in effect on the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of seven (7) years from the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the exculpation, indemnification and advancement of expenses obligations as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal, terminate or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties, unless such modification is required by applicable Law.
(b)In the event of any penalties, judgments, fines and amounts paid in settlement in connection with any actual or threatened Proceeding to be paid by an Indemnified Party arising out of matters on or prior to the Closing Date (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, or relates to (x) the fact that such Person is or was a D&O Indemnified Party at any time prior to the Closing Date or (y) actions taken (or failed to be taken) by such Person at the request of the Company or any of its Subsidiaries or Affiliates, including any and all such losses arising out of or relating to this Agreement or the Transactions, (i) the D&O Indemnified Parties shall promptly notify Parent and the Surviving Company thereof, (ii) any counsel retained by the D&O Indemnified Parties for any period after the Closing Date shall be subject to the consent of Parent and the Surviving Company, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) none of Parent and the Surviving Company shall be obligated to pay for more than one firm of counsel for all D&O Indemnified Parties relating to the same Proceeding, except to the extent that a D&O Indemnified Party has been advised by counsel in writing that there are conflicting interests between such D&O Indemnified Party and any other D&O Indemnified Party, and (iv) none of Parent and the Surviving Company shall be liable for any settlement effected without its written consent, which consent may be granted or withheld in Parent’s sole and absolute discretion.
(c)Notwithstanding anything to the contrary set forth in this Section 5.7(b) or elsewhere in this Agreement, without the prior express written consent of the applicable D&O Indemnified Party, neither Parent nor the Surviving Company and any of its Subsidiaries shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.
(d)Prior to the Effective Time, the Company shall, at the Company's expense, purchase a seven (7)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, or, if insurance coverage that is no less favorable is unavailable, the best available coverage. The Surviving Company and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored.
(e)The covenants contained in this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.
(f)In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors or assigns or transferees of Parent or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 5.7.
Section 5.8Public Disclosure. So long as this Agreement is in effect, neither Parent, nor the Company, nor any of their respective Subsidiaries, Affiliates, or Representatives, will disseminate any press release or other public announcement or disclosure concerning this Agreement or the Transactions, including the Merger, without the prior consent of each of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). The parties hereto shall agree to the text of a joint press release announcing the execution of this Agreement. Notwithstanding the foregoing, (a) without prior consent of the other parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties, and (b) this Section 5.8 shall not apply to any press release or other public announcement or disclosure by the Company of any information concerning any Company Acquisition Proposal or this Agreement or the Transactions in connection with or following a Company Adverse Recommendation Change.
Section 5.9Employee Benefits; Labor.
(a)For purposes of this Section 5.9, (i) the term “Covered Employees” shall mean employees of the Company or any of its Subsidiaries immediately prior to the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the six month of the Effective Time.
(b)Except where applicable Law or the provisions of a Labor Agreement require more favorable treatment, during the Continuation Period, Parent shall, or shall cause a Subsidiary of Parent to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent or any of its Subsidiaries during the Continuation Period, (i) a base salary or wage rate at least equal to the base salary or wage rate of such Covered Employee immediately prior to the Effective Time, and (ii) severance benefits and other terms of employment that are no less favorable, in the aggregate, than those in effect with respect to such Covered Employee immediately prior to the Effective Time; provided, that, notwithstanding the foregoing, with respect to equity incentive compensation and health and welfare benefits, each Covered Employee shall be treated no worse than any similarly situated employees of Parent and its Subsidiaries (for the avoidance of doubt, excluding the Company) immediately prior to the Effective Time.
(c)As of the Effective Time, to the extent permitted by applicable Law, Parent shall recognize, or shall cause a Subsidiary of Parent to recognize, all service of each Covered Employee prior to the Effective Time to the Company and any of its Subsidiaries (or any predecessor entities of the Company or any of its Subsidiaries) for eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation accruals and severance amounts. In no event shall anything contained in this Section 5.9 result in any duplication of benefits for the same period of service.
(d)If the Closing occurs prior to the payment of annual bonuses for the year 2025, Parent shall cause the Surviving Company and any Subsidiary thereof to pay to each Covered Employee the amount of such Covered Employee’s annual bonus for such year, based on the actual level of achievement of the applicable performance goals, in accordance with the terms and conditions of the applicable bonus plan or, if there is no plan in force, consistent with past practice, at the time that annual bonuses are payable by the Company in the ordinary course of business; provided, however, that notwithstanding anything herein to the contrary, the aggregate bonus payments for the year 2025 shall be no more than 105% of the aggregate annual bonuses paid to the Company’s employees for the year 2024, with equitable adjustments to account for any increase or decrease in aggregate employees from 2024 to 2025.
(e)Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 5.9, no provision of this Agreement will prevent Parent or the Surviving Company from amending or terminating any benefit plans of the Company, the Surviving Company, Parent or any of their respective Subsidiaries. The parties hereto acknowledge and agree that all provisions contained in this Section 5.9 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, under this Agreement or in any Company Benefit Plan, or (ii) to continued employment with the Company, Parent or their respective Subsidiaries or Affiliates.
Section 5.10Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the Transactions.
Section 5.11Certain Tax Matters.
(a)Tax Rulings. As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling confirming that the cancellation and exchange of the Company 102 Options in accordance with Section 2.2 and conversion of the Company 102 Shares in accordance with Section 2.1(a) shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the respective Option Consideration and the Merger Consideration are deposited with the 102 Trustee until the end of the respective holding period (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Options Tax Ruling”). The Company shall include in the request for the Options Tax Ruling a request to exempt Parent, the Surviving Company, and their respective agents from any withholding obligation in relation to any payments made with respect to any Company 102 Options or Company 102 Shares. The Company shall use reasonable best efforts to obtain the Options Tax Ruling prior to the Closing. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim tax ruling confirming, among other things, that Parent and any Person acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made with respect to any Company 102 Options or Company 102 Shares to the 102 Trustee or the Company in connection with the Merger (the “Interim Option Tax Ruling”). To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Options Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.
(b)Without limiting the generality of Section 5.11(a), each of the Company and Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling (including the Interim Option Tax Ruling). Any written submission of documents, forms, letters or applications filed or otherwise submitted to the ITA with respect to Interim Option Tax Ruling or the Options Tax Ruling, including, but not limited to, the final text of the Interim Option Tax Ruling and the Options Tax Ruling shall be subject to the prior written confirmation of Parent or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Interim Option Tax Ruling and the Options Tax Ruling, as promptly as practicable. Parent and its counsel may attend any meeting or discussion with the ITA regarding the Interim Option Tax Ruling and the Options Tax Ruling at their own expense, and the Company and its counsel shall inform Parent and its counsel of such meeting or discussion in advance within a reasonable period of time. Should Parent and its counsel not attend any meeting or discussion with the ITA, counsel for the Company shall provide the Israeli counsel of Parent an update of such meeting or discussion within two Business Days of such meeting or discussion. In the event that the Interim Option Tax Ruling or the Options Tax Ruling has not been received in accordance with the terms of this Section 5.11, Parent may make such payments and withhold any applicable Taxes in accordance with Article II.
(c)Section 338(g) Elections. Parent, in its sole discretion, may make a timely and irrevocable unilateral election under Section 338(g) of the Code for the Company. The United States Subsidiary shall provide the Company (i) a duly executed certificate by the United States Subsidiary dated not more than thirty (30) days prior to the Closing Date satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) stating that the equity interests in the United States Subsidiary are not United States real property interests, and (ii) satisfactory evidence that the United States Subsidiary has delivered to the U.S. Internal Revenue Service the notification required under U.S. Treasury Regulation Section 1.897-2(h). Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Tax Law), the Parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the foregoing and take no position contrary thereto on any Tax Return or in connection with any Tax Proceeding unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or other applicable Law. Tax Returns.
(d)With respect to Code Section 280G and the potential existence of “excess parachute payments”, the Company shall (not later than December 1, 2025) provide all Code Section 280G “parachute payment” calculations and analysis and other relevant documents (including without limitation the identification of all Code Section 280G disqualified individuals) to Parent for review. The Company shall cooperate with Parent in connection with such review including with respect to tax reporting positions and/or taking actions to minimize the adverse effects of Code Sections 280G and 4999.
Section 5.12TASE Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE, to enable the delisting of the Company and of the Company Ordinary Shares from the TASE effective as of the Effective Time.
Section 5.13Takeover Laws. If any takeover statute becomes or is deemed to become applicable to the Company or the Transactions, including the Merger, the Company, Parent, Buyer and Merger Sub shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.
Section 5.14 Resignations. Prior to the Effective Time, upon Parent’s written request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver to the Company a letter effectuating his or her resignation as a director of the Company effective as of the Effective Time.
Section 5.15Certain Litigation. Each party hereto shall promptly advise the other parties hereto of any Proceedings commenced after the date hereof or, to its Knowledge,

threatened in writing against such party or any of its directors, officers (in their capacity as such) or controlled Affiliates by any Company shareholder (on his, her or its own behalf or on behalf of the Company), before any court or other Governmental Authority, relating to this Agreement or the Transactions, and shall keep the other parties hereto reasonably informed regarding any such litigation. Each party hereto shall give the other parties hereto the opportunity to consult with such party regarding the defense or settlement of any such shareholder litigation and shall consider such other parties’ views in good faith with respect to such shareholder litigation. The Company agrees that it shall not settle or make an offer to settle any Proceedings commenced against the Company or any director or officer thereof by any shareholder relating to this Agreement or the Merger, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed).
Section 5.16Fulfillment of Conditions. Each of Parent and the Company shall use its reasonable best efforts to fulfill the conditions specified in Article VII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions, and (b) taking or refraining from taking such actions as may be necessary or reasonably requested by the other party in order to fulfill such conditions.
Section 5.17Disclosure of Certain Matters. From the date of this Agreement through the Closing Date, the Company shall give Parent prompt written notice of any event or development that occurs that, to its Knowledge, (a) is of a nature that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) would require any amendment or supplement to the Proxy Statement.
Section 5.18Updates to Specified Financial Information. From the date of this Agreement through the Closing Date, the Company shall send Parent, in format and level of details reasonably acceptable to the Parent, no later than (a) the fifth day following each calendar month with respect to the end of the preceding month, an update to the Specified Financial Information delivered by the Company to Parent pursuant to Section 3.6(f) (other than the Monthly Balance Sheet) and (b) the twentieth day following each calendar month with respect to the end of the preceding month, a Monthly Balance Sheet as of the end of such preceding month, in each case, accompanied by bank statements and other documentary evidence reasonably required by Parent. For the avoidance of doubt, each Forecast delivered pursuant to this Section 5.18 shall be based on substantiated information, and the Company shall believe as of the date of each such Forecast, that such Forecast is realistic and reasonable.
Article VI

CONDITIONS TO THE MERGER
Section 6.1Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect and consummate the Transactions, including the Merger, are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent in writing at or prior to the Closing of the following conditions:
(a)the Company shall have obtained the Company Shareholder Approval;
(b)[Intentionally Omitted];
(c)at least fifty (50) calendar days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) calendar days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub;
(d)the Certificate of Merger shall have been issued by the Companies Registrar, and the Company and Merger Sub shall have received copies thereof;

(e)the approval of the Israel Competition Authority shall have been obtained not subject to any conditions or restrictions unless such conditions and restrictions shall have been approved by Parent in its reasonable discretion; and
(f)no Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted or promulgated by a Governmental Authority of competent jurisdiction after the date of this Agreement, in each case, that is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.
Section 6.2Conditions to Obligations of Parent, Buyer and Merger Sub to Effect the Merger. The obligations of Parent, Buyer and Merger Sub to effect and consummate the Transactions, including the Merger, are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions, any of which may be waived in writing exclusively by Parent:
(a)each of the representations and warranties of the Company (i) set forth in Section 3.2(a), Section 3.3, Section Section 3.4, and Section 3.7(b) (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only) and (ii) contained in Article III (other than the Company Specified Representations), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except, solely in the case of this clause (ii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;
(b)the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing;
(c)Parent shall have received a certificate signed by an executive officer of the Company certifying, on behalf of the Company, as to the matters set forth in Section 6.2(a) and Section 6.2(b);
(d)Parent shall have received a copy of the IMOD Consent, and such IMOD Consent shall not be subject to any conditions or restrictions, unless such condition or restrictions shall be approved by Parent in its reasonable discretion;
(e)Parent shall have received evidence, reasonably satisfactory to Parent, as to the termination of (i) the Company Benefit Plans set forth on Section 6.2(b) of the Company Disclosure Letter, and (ii) the 401(k) plan of the Company and any of its Subsidiaries, in each case, without any material liabilities thereunder on the part of the Company or any of its Subsidiaries, other than liabilities for administrative costs in the ordinary course relating to distribution of plan assets following plan termination in liquidation of participant accounts under such 401(k) plans; and
(f)there shall not have occurred, following the date of this Agreement, any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.3Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect and consummate the Transactions, including the Merger, is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions, any of which may be waived in writing exclusively by the Company:
(a)each of the representations and warranties of the Parent, Buyer and Merger Sub set forth in Article IV shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct in all material respects as of such specific date only);
(b)Parent, Buyer and Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing; and
(c)the Company shall have received a certificate signed by an executive officer of Parent, Buyer and Merger Sub certifying, on behalf of Parent, Buyer and Merger Sub, as to the matters set forth in Section 6.3(a) and Section 6.3(b).
Article VII

TERMINATION, AMENDMENT AND WAIVER
Section 7.1Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is obtained (except as otherwise expressly noted), as follows:
(a)by mutual written consent of each of Parent and the Company;
(b)by either Parent or the Company, if:
(i)the Merger has not been consummated on or before 10:00 a.m. (Israel time) on the date which is 270 days of the date hereof (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party hereto (i) whose actions or omissions have been a principal cause of, or primarily resulted in, the failure of the Merger to be consummated on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement or (ii) that is in material breach of this Agreement;
(ii)in the event that any Governmental Authority of competent jurisdiction shall have issued any Order or taken any other action permanently enjoining or otherwise permanently prohibiting the Merger and such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to a party hereto if the issuance of such Order or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement; or
(iii)the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or
(c)by the Company:
(i)if Parent, Buyer or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, and (B) the Company has delivered written notice to Parent of such breach and such breach is not capable of being cured by Parent, Buyer or Merger Sub, as applicable, on or prior to the Termination Date or, if capable of being cured, shall not have been cured by Parent, Buyer or Merger Sub on or before the Termination Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i); provided, further that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 6.2(a) or Section 6.2(b); or
(ii)in the circumstances contemplated by Section 5.6(d) subject to the payment of the Termination Fee as detailed therein; provided that any attempted termination of this Agreement pursuant to this Section 7.1(c)(ii) shall become effective no earlier than upon payment to Parent of the full Termination Fee due pursuant to Section 5.6(d); or
(d)by Parent:
(i)if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied, and (B) Parent has delivered written notice to the Company of such breach and such breach is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the Termination Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i); provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent, Buyer or Merger Sub is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 6.3(a) or Section 6.3(b);
(ii)at any time prior to the receipt of the Company Shareholder Approval, if (A) the Company shall have materially breached its obligations under Section 5.6, (B) the Company Board has made a Company Adverse Recommendation Change that has not been publicly withdrawn prior to such termination, or (C) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement); or
(iii)at any time prior to the Effective Time, if there shall have occurred a Company Material Adverse Effect.
Section 7.2Effect of Termination. In the event that this Agreement is terminated pursuant to Section 7.1, written notice thereof shall forthwith be given by the party hereto terminating this Agreement to the other parties hereto, specifying the provisions hereof pursuant to which such termination of this Agreement is to be made, and this Agreement shall forthwith (following any applicable notice period expressly set forth in Section 7.1) become null and void, and there shall be no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of its obligations under this Agreement prior to such termination or fraud or intentional misconduct, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of benefit of the Merger to the party or its shareholders, any lost shareholder premium and the time value of money; provided, further, that the Confidentiality Agreement, this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive any termination of this Agreement. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take);

and provided, further any purported termination of this Agreement by the Company pursuant to Section 7.1(c)(ii) shall be effective solely upon payment by the Company to Parent of the full Termination Fee due pursuant to Section 5.6(d).
Section 7.3Termination Fee.
(a)If this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.
(b)If this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.
(c)If this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.1(b)(i) and provided that the Company Shareholder Approval shall not have been obtained at the Company Shareholders’ Meeting (including any adjournment or postponement thereof) or (ii) Section 7.1(b)(iii) and, in the case of the immediately foregoing clauses (i) or (ii), (A) prior to such termination (in the case of termination pursuant to Section 7.1(b)(i)) or the Company Shareholders’ Meeting (in the case of termination pursuant to Section 7.1(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a binding Company Acquisition Agreement (other than an Approved Confidentiality Agreement), or any Company Acquisition Proposal shall have been consummated (in each case whether or not such Company Acquisition Proposal is the same as the original Company Acquisition Proposal), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), no later than two (2) Business Days following the consummation of such transaction, the Termination Fee. If a Person (other than Parent or its Affiliates) makes a Company Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to termination of this Agreement in accordance with Section 7.1(b)(i) or the Company Shareholders’ Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes a Company Acquisition Proposal, such initial Company Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 7.3(c).
(d)Notwithstanding anything to the contrary set forth in this Agreement, Parent’s right to receive the Termination Fee pursuant to Section 7.3(a) shall constitute the sole and exclusive remedy of Parent, Buyer and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Representatives or assignees (together with the Company, collectively, the “Company Related Parties”) for all losses and damages suffered as a result of termination of this Agreement due to the circumstances described in Section 5.6 and subject to its terms and in such circumstance none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
(e)Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay the Termination Fee pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Termination Fee set forth in this Section 7.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.
Section 7.4Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Buyer, Merger Sub and the Company; provided, however, that in the event that the Company has received the Company Shareholder Approval, no amendment shall be made to this Agreement that requires the approval of the Company’s shareholders under applicable Law without obtaining the Company Shareholder Approval with respect to such amendment.
Section 7.5Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
Article VIII

GENERAL PROVISIONS
Section 8.1Non-Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance or compliance after the Effective Time.
Section 8.2Expenses. Except as expressly set forth herein (including Section 5.4 and Section 7.3), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
Section 8.3Notices. All notices, requests, claims, demands and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (d) on the date delivered if sent by e-mail (with confirmation of delivery) if sent prior to 5:00 p.m. (local time at the location of recipient) on a Business Day or at 9:00 a.m. on the next subsequent Business Day if sent after 5:00 p.m. (local time at the location of recipient) or on a day that is not a Business Day, in each case, addressed as follows:
if to Parent, Buyer or Merger Sub, to:

Kratos Defense & Security Solutions, Inc.
1 Chisholm Trail, Suite 300
Attention: Marie Mendoza, Esq., Senior Vice President and General Counsel
Email: Marie.Mendoza@kratosdefense.com
with a copy (which shall not constitute notice for purposes of this Section 8.3) to:

Arnon, Tadmor-Levy
5 Azrieli Center, 37th Floor
Tel Aviv 6702501 Israel
Attention: David Osborne, Adv.; Shiri Shaham, Adv.
Email: davido@arnontl.com; shiri@arnontl.com

and

Sheppard, Mullin, Richter & Hampton LLP
1540 El Camino Real, Suite 120
Menlo Park, California 94025
Attention: Jason R. Schendel, Esq.
Email: jschendel@sheppardmullin.com

if to the Company, to:

Orbit Technologies Ltd.
PO Box 8657, Netanya 4250608
Phone:    +972-9-8922730
Email:    daniel.eshchar@orbit-cs.com; roi.wirth@orbit-cs.com
Attention:    Daniel Eshchar, CEO; Roi Wirth, CFO.

with a copy (which shall not constitute notice pursuant to this Section 8.3) to:

Naschitz, Brandes, Amir & Co.
5 Tuval Street
Tel Aviv 6789717
Israel
Phone:     +972-3-623-5022
Email:    samir@nblaw.com, mzimberg@nblaw.com
Attention:    Sharon A. Amir, Adv., Meital Lederman, Adv.
or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 8.3.
Section 8.4Interpretation; Certain Definitions.
(a)The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
(b)The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase

“to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to a “party” or the ”parties” shall be deemed to mean a party or parties to this Agreement. Although the same or similar subject matters may be addressed in different provisions, the parties intend that each such provision shall be read separately, be given independent legal significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or content).
Section 8.5Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
Section 8.6Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.6 shall be null and void. Notwithstanding the foregoing, Buyer shall be entitled to assign all its rights and obligations hereunder to any Person wholly owned (directly or indirectly) by Parent. Parent shall give a written notice of such assignment, to which shall be attached the assignee’s confirmation that it becomes bound by this Agreement as the Buyer.
Section 8.7Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 8.8No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder except for the specific rights of the D&O Indemnified Parties (solely under respect to Section 5.7 and this Section 8.8 from and after the Effective Time).
Section 8.9Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Buyer, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Israel, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Israel; provided that Section 7.1(c)(ii), Section 7.1(d)(ii), Section 7.1(d)(iii), Section 7.3(a) and Section 7.3(b), as well as the provisions of this Agreement related to the definitions or occurrence of the events or circumstances or matters referenced in such sections (including a Company Material Adverse Effect) will be governed by the laws of the State of Delaware. It is understood and agreed that, except as expressly provided elsewhere in this Agreement, the Company, the Company Board, Parent, Buyer, Merger Sub, the Parent Board, the

Buyer Board, the Merger Sub Board and their respective outside legal counsel shall be entitled to rely on and deem applicable to the Company, the Company Board, Parent, Buyer, Merger Sub, the Parent Board, the Buyer Board, and the Merger Sub Board the Law applicable to corporations incorporated in Delaware for purposes of making the determinations relating to the definitions of Company Material Adverse Effect for purposes of this Agreement, and that references to “Company Material Adverse Effect” shall, for purposes of this Agreement, include reference to such Delaware Law.
Section 8.10Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Transactions, including the Merger) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that, the parties hereto shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 8.11Consent to Arbitration.
(a)Any dispute, controversy, claim, or Proceeding arising out of or relating to this Agreement, including its formation, interpretation, performance, breach, or execution shall be finally and exclusively settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by a sole arbitrator appointed in accordance with said Rules. The seat of arbitration shall be London, UK. The language of the arbitration shall be English. The substantive law shall be determined according to Section 8.9. The judgement and any award rendered by the arbitrator shall be final and binding on the parties hereto and may be entered and executed in any court of competent jurisdiction. The parties hereto agree to seek to reach agreement on the identity of a sole arbitrator within twenty (20) days after a party hereto receives a letter of request for arbitration from any other party hereto. Failing such agreement within such time period, the sole arbitrator shall be appointed by the International Court of Arbitration of the ICC. All arbitration proceedings, including any documents submitted and the arbitral award, shall remain confidential except as required under applicable law.
(b)Each party hereto irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified Israeli or United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 8.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.
Section 8.12Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf or other scan format) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.13Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent, Buyer, Merger Sub and the Company are acting in their capacities as such and are not assuming personal liability in connection therewith.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:    /s/ Deanna H. Lund
Name:    Deanna H. Lund
Title:    Executive Vice President, Chief Financial Officer
KRATOS HOLDINGS U K LIMITED
By:    /s/ Mark Lambert
Name:    Mark Lambert
Title:    Director
KRATOS ACQUISITION LTD.
By:    /s/ Yonah Adelman
Name:    Yonah Adelman
Title:    Director
[Signature Page to Merger Agreement]

ORBIT TECHNOLOGIES LTD.
By:    /s/ Daniel Eshchar
Name:    Daniel Eshchar
Title:    CEO
By:    /s/ Roi Wirth
Name:    Roi Wirth
Title:    CFO

[Signature Page to Merger Agreement]

APPENDIX A

DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“$” or “US$” means the lawful currency of the United States of America.
“102 Trustee” shall mean Altshare, appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Options and Company 102 Shares, in accordance with Section 102 of the Ordinance.
“Acceptable Confidentiality Agreement” shall have the meaning given to such term in Section 5.6(b)(ii).
“Affiliate” shall mean, with respect to any Person, any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified. Notwithstanding the foregoing, for purposes of this Agreement, a portfolio company of any of the Principal Company Shareholder or of any of the private equity funds Affiliated with it shall not be deemed an Affiliate of the Company or of the Principal Company Shareholder.
“Agreement” shall have the meaning given to such term in the Preamble of this Agreement.
“AI Systems” means any artificial intelligence systems, including any system that consists of, incorporates, or uses engineered or machine-based techniques and technology (including Software) that is designed primarily to infer from inputs received how to generate outputs such as predictions, recommendations or decisions.
“Anti-Corruption Laws” shall have the meaning given to such term in Section 3.18(a).
“Antitrust Laws” shall have the meaning given to such term in Section 3.5(b).
“Articles of Association” shall have the meaning given to such term in Section 1.5.
“Business Day” shall mean any day other than a Friday, Saturday, Sunday or a day on which all banking institutions in New York, New York, or Israel are generally authorized or obligated by Law or executive order to close.
“Buyer” shall have the meaning given to such term in the Preamble of this Agreement.
“Buyer Board” shall have the meaning given to such term in the Preamble of this Agreement.
“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116- 136, H.R. 748, 116th Cong. (2020), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Authority, (ii) the Memorandum on Deferring Payroll Tax Obligations in Light

of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65, as modified by IRS Notice 2021-11, and any successor or related regulation, notice, or guidance), (iii) the Consolidated Appropriations Act, 2021, Pub. L. No. 116-260, H.R. 133, 116th Cong. (2020), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Authority, and (iv) the American Rescue Plan Act of 2021, Pub. L. No. 117-2, H.R. 1319, 117th Cong. (2021), as amended, or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Authority.
“Certificate of Merger” shall have the meaning given to such term in Section 1.3.
“Closing” shall have the meaning given to such term in Section 1.2.
“Closing Date” shall have the meaning given to such term in Section 1.2.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given to such term in the Preamble of this Agreement.
“Company 102 Shares” shall mean Company Ordinary Shares issued prior to the Effective Date upon previous exercise or settlement of Company 102 Options which are held by the 102 Trustee as of immediately prior to the Effective Time.
“Company 102 Options” shall mean Company Options subject to Section 102 of the Ordinance.
“Company 3(i) Options” shall mean Company Options that were granted and is subject to Tax pursuant to Section 3(i) of the Ordinance.
“Company Acquisition Agreement” shall have the meaning given to such term in Section 5.6(a)(ii)(I).
“Company Acquisition Proposal” shall mean a proposal or offer made to the Company from any Person providing for any (a) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company, pursuant to which any such Person (including such Person’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, more than 50% of the voting power of the Company immediately following such transaction, (b) sale or other disposition, directly or indirectly, of assets of the Company (including the share capital or other equity interests of any of its Subsidiaries) and/or any Subsidiary of the Company representing 50% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (c) issuance or sale or other disposition of share capital or other equity interests representing more than 50% of the voting power of the Company, (d) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership of share capital or other equity interests representing more than 50% of the voting power of the Company, (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company and the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company, or (f) any related combination of the foregoing.
“Company Adverse Recommendation Change” shall have the meaning given to such term in Section 5.6(c).
“Company Benefit Plan” shall mean each employee benefit plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, pension arrangement, provident fund (Keren Hishtalmut), termination pay, deferred compensation, performance awards, shares or share-related awards, options, fringe benefits or other benefits or remuneration maintained by the Company, its ERISA Affiliates, or any of its Subsidiaries or to which the Company, its ERISA Affiliates, or any of its Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, as of the date hereof, for the benefit of current or former employees, in each case, excluding plans or other arrangements required to be established or contributed to by applicable Law or any Governmental Authority.
“Company Board” shall have the meaning given to such term in the Preamble of this Agreement.
“Company Capitalization Date” shall have the meaning given to such term in Section 3.2 (a).
“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent in connection with the execution of this Agreement.
“Company Equity Plan” shall mean any equity or equity-based plan, program, or arrangement of the Company or any of its Subsidiaries or any predecessor thereof.
“Company ISA Documents” shall have the meaning given to such term in Section 3.6(a).
“Company Leased Real Property” shall mean any material real property which the Company or any of its Subsidiaries leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or pursuant to other occupancy arrangements).
“Company Material Adverse Effect” shall mean any event, occurrence, effect, development or change that has a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or is reasonably expected to occur: (i) changes in the general economic, financial market, regulatory, business, financial, political, geopolitical, credit or capital market conditions (or changes in such conditions), including interest or exchange rates; (ii) general or business conditions (or changes in such conditions) or developments in any of the industries or markets or geographic regions in which the Company or any of its Subsidiaries operate; (iii) changes in any applicable Laws or accounting regulations or principles or interpretations thereof by which the Company or its

Subsidiaries (or any of their respective assets or properties) are bound; (iv) any change in the price or trading volume of the Company’s securities or other financial instruments or change in the Company’s credit rating, in and of itself, (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, missile attacks, military actions or acts of terrorism, civil unrest, or any worsening or escalation of the foregoing, weather-related events, fires, floods, pandemics, natural or man-made disasters or any other acts of God; (vii) any action taken or not taken as required by this Agreement or at the request of, or with the written consent of, Parent or any of its Representatives; or (viii) the identity of Parent or any of its Affiliates, the execution of this Agreement, the public announcement, pendency or consummation of the Transactions, including the Merger (including any effect on any of the Company’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees or other third parties, provided that this clause (viii) shall not apply with respect to any representation or warranty set forth in Section 3.5 that by its terms addresses the consequences of the announcement or pendency of this Agreement or the Transactions); provided, further, that the exceptions in clauses (i) through (iii) and clause (vi) shall not apply to the extent the events, occurrences, effects, developments or changes set forth in such clauses have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) shall be taken into account when determining a “Company Material Adverse Effect”.
“Company Material Contract” shall have the meaning given to such term in Section 3.14.
“Company Option” shall have the meaning given to such term in Section 2.2(a).
“Company Ordinary Share” or “Company Ordinary Shares” shall have the meaning given to such term in Section 2.1(a)(i).
“Company Owned Intellectual Property Rights” shall have the meaning given to such term in Section 3.15(a).
“Company Permits” shall have the meaning given to such term in Section 3.10(a)(i).
“Company Products” means products or services that are (a) designed, manufactured, marketed, licensed, leased, sold, performed, made available or otherwise distributed or disposed of by the Company or any of its Subsidiaries or in connection with the business of the Company or any of its Subsidiaries currently or in the past (including any software that is bundled or made available as part of any product or service (including under a software as a service or similar model) that the Company or any of its Subsidiaries designs, manufactures, markets, licenses, leases sells, performs, makes available or otherwise distributes or disposes of), or (b) currently under development by the Company or any of its Subsidiaries, including software being developed at or for customers and other third parties.
“Company Recommendation” shall mean the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the Transactions, including the Merger.
“Company Shareholder Approval” shall have the meaning given to such term in Section Section 3.4.
“Company Shareholders’ Meeting” shall have the meaning given to such term in Section 5.2(c).
“Company Specified Representations” shall have the meaning given to such term in Section 6.2(a).
“Company Superior Proposal” shall mean a bona fide written Company Acquisition Proposal, which the Company Board determines in good faith to be, if consummated, materially more favorable to the Company’s shareholders from a financial point of view than the Merger, taking into account at the time of determination all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, including that the offer of Parent is on a cash basis not subject to financing and that this Agreement is already signed, all the terms and conditions of such proposal and this Agreement, and any changes to the terms of this Agreement irrevocably offered by Parent in writing in response to such Company Acquisition Proposal.
“Companies Registrar” shall have the meaning given to such term in Section 1.3.
“Company Related Parties” shall have the meaning given to such term in Section 7.3(a).
“Confidentiality Agreement” shall mean the confidentiality agreement, dated August 6, 2025, between Parent and the Company, as amended.
“Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite or their derivatives, tantalum, tin and tungsten and any other minerals or derivatives that the United States Secretary of State determined on or prior to Closing to be financing conflict in a Covered Country.
“Consent” shall have the meaning given to such term in Section 3.5(b).
“Continuation Period” shall have the meaning given to such term in Section 5.9(a).

“Contract” shall mean any binding written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, commitment, instrument or other agreement.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “Controlling” and “Controlled by” shall have correlative meanings.
“Covered Countries” means the Democratic Republic of the Congo and its adjoining countries, including, as of the date of this Agreement, Angola, Burundi, Central African Republic, the Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.
“Covered Employees” shall have the meaning given to such term in Section 5.9(a).
“D&O Indemnified Parties” shall have the meaning given to such term in Section 5.7(a).
“Effective Time” shall have the meaning given to such term in Section 1.3.
“Environmental Laws” shall mean all applicable Laws relating to pollution or protection of the environment, natural resources or, as it relates to exposure to Hazardous Materials, human health and safety, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, packaging, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended
“ERISA Affiliate” shall mean any Person, trade or business, whether or not incorporated, that together with the Company is treated as a single employer or under common control for purposes of Sections 414(b), (c), (m) or (o) of the Code.
“Export Control Laws” includes all applicable Laws relating to the export or re-export of commodities, technologies, or services including the Export Administration Regulations, 15 C.F.R. Parts 730-774, the Export Control Reform Act of 2018, 50 U.S.C. §§ 4801-4852, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779 and the corresponding International Traffic In Arms Regulations.
“FIMI” shall mean FIMI Opportunity V L.P., a limited partnership formed under the laws of the State of Delaware, FIMI Israel Opportunity V, Limited Partnership, a limited partnership formed under the laws of the State of Israel, FIMI Opportunity 6, L.P., a limited partnership formed under the laws of the State of Delaware and FIMI Israel Opportunity 6, Limited Partnership, a limited partnership formed under the laws of the State of Israel.
“FLSA” shall mean the U.S. Fair Labor Standards Act of 1938, as amended.
“Generative AI Tools” shall have the meaning given to such term in Section 3.25(c).

“Governmental Authority” shall mean any federal, state, local, domestic, foreign or supranational government, or any governmental, regulatory, judicial or administrative authority, agency, commission or taxing authority.
“Government Grant” shall mean any grant, incentive, subsidy, award, cost sharing arrangement, reimbursement arrangement or other benefit from the government of the State of Israel or any other Governmental Authority, including any material Tax or other incentive granted to, provided or made available to, or enjoyed by the Company or any of its Subsidiaries, under the Laws of the State of Israel.
“Hazardous Materials” shall mean any material, substance, chemical or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect under any Law relating to pollution, waste, the environment or natural resources or (b) can form the basis of any liability under any Law relating to pollution, waste or the environment, or natural resources.
“High-Risk AI Systems” shall mean AI Systems that are “unacceptable risk,” “high risk” or are similarly categorized under applicable Law (including the European Union Artificial Intelligence Act).
“ICL” shall have the meaning given to such term in the Preamble of this Agreement.
“IFRS” shall mean the International Financial Reporting Standards.
“IIA” means the Israeli National Authority for Technological Innovation, previously known as the Research Committee of the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.
“IMOD Agreement” has the meaning ascribed thereto in Section 3.5(b) of the Company Disclosure Letter.
“IMOD Consent” shall mean the written consent of IMOD under the IMOD Agreement.
“Import Laws” includes all applicable Laws relating to United States customs and regulations, 19 U.S.C., 19 C.F.R. Chapter I, and the customs laws and regulations of other jurisdictions into which the Company or its subsidiaries or affiliates may import merchandise, including any and all supply chain-related laws such as the Uyghur Forced Labor Prevention Act.
“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (b) any indebtedness evidenced by a note, bond, debenture or other security or similar instrument, (c) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any Contract designated to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of the foregoing clauses (a) through (f), including guarantees of another Person’s Indebtedness or any obligation of another Person which is secured by assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.
“Intellectual Property Rights” shall have the meaning given to such term in Section 3.15(b).
“Interim Option Tax Ruling” shall have the meaning given to such term in Section 5.11(a).
“ISA” shall mean the Israeli Securities Authority.
“ISL” shall mean the Securities Law 5728-1968 of the State of Israel, and the rules and regulations thereunder.
“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment or systems.
“ITA” means the Israel Tax Authority.
“Knowledge” shall mean the actual knowledge of the individuals set forth on Appendix A of the Company Disclosure Letter, after reasonable inquiry of the persons who would reasonably be expected to have actual knowledge of the applicable matter including, without limitation, such individual’s direct reports in the ordinary course of customary performance of such individuals’ and such direct reports’ duties consistent with their respective title and responsibilities.
“Labor Agreement” shall mean (a) any collective bargaining agreement or (b) any other labor-related agreement, arrangement or understanding (other than agreements, arrangements or understandings, the terms of which are set forth by applicable Law) in each case, between the Company or any of its Subsidiaries, on the one hand, and a labor or trade union, labor organization or works council on the other hand.
“Labor Organization” shall mean any labor or trade union, labor organization, employee representative body or works council.
“Law” shall mean any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, regulation, order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency requirement or any other enforceable requirement of any Governmental Authority.
“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, voting trusts, shareholder agreements, easements, options, hypothecations, conditional sales agreements, adverse claims of ownership or use, title defects, easements, right of way or charges of any kind, in each case other than any restrictions arising out of any securities Laws.

“Material Jurisdiction” shall mean the jurisdiction of either the State of Israel, the United States of America or the United Kingdom.
“Merger” shall have the meaning given to such term in the Preamble of this Agreement.
“Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(i).
“Merger Proposal” shall have the meaning given to such term in Section 5.3(a).
“Merger Sub” shall have the meaning given to such term in the Preamble of this Agreement.
“Merger Sub Board” shall have the meaning given to such term in the Preamble of this Agreement.
“NIS” shall mean New Israeli Shekels.
“Other Shareholder Meeting” shall have the meaning given to such term in Section 5.1(w).
“Open Source Materials” refers to any software or other material that is distributed pursuant to any license identified as an open source license by the Open Source Initiative (including but not limited to the GNU General Public License (GPL), Affero GPL, LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).
“Option Consideration” shall have the meaning given to such term in Section 2.2(b).
“Options Tax Ruling” shall have the meaning given to such term in Section 5.11(a).
“Order” shall mean any decree, order, judgment, injunction, writ, stipulation, award, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.
“Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 1961.
“Parent” shall have the meaning given to such term in the Preamble of this Agreement.
“Parent Board” shall have the meaning given to such term in the Preamble of this Agreement.
“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company in connection with the execution of this Agreement.
“Parent Organizational Documents” shall mean the certificate of incorporation and bylaws, each as amended as of the date of this Agreement, of each of Parent, Buyer and Merger Sub.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8,

2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority.
“Permitted Lien” shall mean (a) any Lien for Taxes not yet due or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established (as of the date of this Agreement and as of the Closing), in accordance with IFRS, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens, (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (d) zoning, building codes and other land-use Laws regulating the use or occupancy of leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property and that are not violated in any material respect by the current use and operation of such leased real property or the operation of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, (e) with respect to real estate, Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially affect the continued ownership, rights to, use and/or operation (as applicable) of the applicable property in the conduct of business of a Person and its Subsidiaries as currently conducted, (f) in the case of Intellectual Property Rights, non-exclusive licenses to customers or suppliers in their capacities as such in the ordinary course of business, and (g) such other Liens which would not, individually or in the aggregate, materially interfere with the operation of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, as applicable, as currently conducted or detract from the use, occupancy, value or marketability of the property affected by such Lien.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Personal Information” means (a) any information or data that alone or together with any other data or information relates to an identified or identifiable individual and (b) any other information or data deemed to be “personally identifiable information,” “personal information,” “protected health information,” “personal data” or any other similar term, under applicable Privacy Requirements.
“Privacy Requirements” means all Laws, contractual commitments and policies and procedures applicable to the Company or any Company Subsidiary relating to the protection or processing of Personal Information.
“Principal Company Shareholder” shall have the meaning given to such term in the Preamble of this Agreement.
“Proceedings” shall mean legal, administrative, arbitral or other proceedings, suits, actions, hearings, audit or litigations.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on data or set of data, including Personal Data, whether or not by automated means (including AI), including the receipt, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organizing, recording, restriction, retention, retrieval, storage, structuring, transmission, training of AI, transfer (including cross-border transfers), security measures with respect thereto or use thereof.
“Proxy Statement” shall have the meaning given to such term in Section 3.11.
“Record Shares” shall mean eight (8) Company Ordinary Shares, which the Company represents are the only Company Ordinary Shares in the outstanding share capital of the Company, other than the Company Ordinary Shares registered in the name of the Registration Company.
“Registration Company” shall mean the Registration Company (He’vra Le’rishumim) of Bank Hapoalim.
“Related Party” shall have the meaning given to such term in Section 3.22.
“Release” shall mean any actual release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials.
“Representative” shall mean, with respect to any Person, such Person’s Controlled Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives, in each case unless such person did not act on behalf of the Company.
“Sanctioned Country” means any country or region that is, or has been in the last ten years, the subject or target of a comprehensive embargo under Sanctions Laws or Export Control Laws (including Cuba, Iran, North Korea, Russia, Syria, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Export Control Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Entity List, or the Debarred Persons List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); (c) any Person acting on behalf of or at the direction of any Person described in clause (a) or (b); or (d) any Person that is organized, resident, or located in a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the making or receiving of international payments and conduct of international transactions, administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), or any other Governmental Authority.
“Subsidiary” of a Person shall mean any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.
“Surviving Company” shall have the meaning given to such term in Section 1.1.
“TASE” shall mean the Tel Aviv Securities Exchange.
“TASECH” shall mean the Clearing House of the TASE.
“Tax” or “Taxes” shall mean (a) any and all Israeli, U.S. federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period (including any arrangement for group or consortium relief or similar arrangement), and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.
“Tax Returns” shall mean returns, reports, declarations, claims for refund and information statements, estimate, schedule, notice, notification, form, transfer pricing studies, transfer pricing documentation including any schedule or attachment thereto, with respect to Taxes filed or required to be filed with any Governmental Authority, including any amendment thereof or attachment thereto.
“Termination Date” shall have the meaning given to such term in Section 7.1(b).
“Termination Fee” shall mean US$14,252,000.
“Transaction Expenses” means (a) any sale bonuses, transaction bonuses, retention bonuses or change in control bonuses or any success fees, or other payments that have been paid, will become payable or may become payable by reason of, the consummation of the Transactions whether or not paid by the Company prior to the Closing (including the employer portion of any payroll or similar Taxes relating to any such payments), including, without limitation, any amount payable in connection with any outstanding equity or phantom equity awards, plus the employer portion of any employment and/or payroll Taxes required to be paid with respect to such payments, and (b) all out-of-pocket costs, fees, charges, expenses, or other amounts incurred, paid or to be paid by or on behalf of the Company or its Affiliates, including any investment banking, accounting, consulting, attorney, financial advisor, or other broker, advisor, or consultant fees whether or not paid by the Company or its Affiliates prior to the Closing with respect to the Transactions, this Agreement or the Merger (including, for the avoidance of doubt, any related auction or sale process or any other exploration of strategic alternatives), in each case, to the extent such costs, fees, charges, expenses or other amounts are to be paid by or otherwise become a liability or responsibility of the Company or any of its Subsidiaries. For the avoidance of doubt, Merger Consideration and Option Consideration shall not be deemed to be Transaction Expenses.
“Transactions” shall have the meaning given to such term in the recitals.
“U.S. Employees” shall have the meaning given to such term in Section 3.12(k).
“U.S. Independent Contractor” shall have the meaning given to such term in Section 3.12(l).
“United States Subsidiary” means Orbit Communication Systems, Inc., a Delaware corporation.
“WARN Act” shall have the meaning given to such term in Section 3.12(m)